Exhibit (a)(1)

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

(INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)

OF

INTERVOICE, INC.

BY

DIALOG MERGER SUB, INC.

A WHOLLY OWNED SUBSIDIARY

OF

CONVERGYS CORPORATION

AT

$8.25 PER SHARE NET TO SELLERS

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 8:00 AM, NEW YORK CITY TIME, ON FRIDAY, AUGUST 29, 2008, UNLESS THE OFFER IS EXTENDED.

Convergys Corporation (“Convergys”), through its wholly owned subsidiary, Dialog Merger Sub, Inc. (“Offeror”), is offering to purchase all of the outstanding shares of common stock, without par value (the “Common Stock”) of Intervoice, Inc. (“Intervoice”) (all such shares of Common Stock, together with the associated preferred share purchase rights issued pursuant to the Third Amended and Restated Rights Agreement, dated as of May 1, 2001, by and between Intervoice (fka InterVoice-Brite, Inc.) and Computershare Investor Services, LLC, being referred to as the “Shares”) at a price per Share of $8.25 net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase, dated August 1, 2008 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with any amendments or supplements, collectively constitute the “Offer”). The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 15, 2008 (the “Merger Agreement”), among Convergys, Offeror and Intervoice. The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares that represents at least two-thirds of the total number of outstanding Shares on a fully diluted basis. See Section 14—“Conditions of the Offer.” After the completion of the Offer and the satisfaction or waiver of certain conditions, Offeror will merge with and into Intervoice (the “Merger”).

The Intervoice board of directors has unanimously (i) approved the Merger Agreement, and deemed the Merger Agreement, the Offer, the Merger and the transactions contemplated by the Merger Agreement advisable, fair to and in the best interests of Intervoice and the Intervoice shareholders, (ii) approved and adopted the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and (iii) recommended that the Intervoice shareholders accept the Offer and tender their Intervoice Common Stock in the Offer.

IMPORTANT

Any Intervoice shareholder wishing to tender Shares in the Offer must, prior to the expiration of the Offer, either (i) complete and sign the Letter of Transmittal (or a facsimile) in accordance with the instructions in the Letter of Transmittal, and mail or deliver the Letter of Transmittal and all other required documents to Computershare Trust Company, N.A. (the “Depositary”) together with certificates representing Shares tendered or tender such shares pursuant to the procedure for book-entry transfer set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” or (ii) request your broker, dealer, commercial bank, trust company or other nominee to effect the tender of Shares to Offeror on your behalf. An Intervoice shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that person if the Intervoice shareholder wishes to tender those Shares.

Any Intervoice shareholder who wishes to tender Shares but who cannot deliver certificates representing those Shares and all other required documents to the Depositary on or prior to the Expiration Date (as defined below), or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender the Shares pursuant to the guaranteed delivery procedure set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares.” Questions and requests for assistance may be directed to Georgeson, Inc., the Information Agent, at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and other related materials may be obtained from the Information Agent. The Intervoice shareholders also may contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

THIS OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD READ BOTH CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER. YOU ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES. SEE SECTION 6—“PRICE RANGE OF THE SHARES; DIVIDENDS.”

August 1, 2008

SUMMARY TERM SHEET		1
FREQUENTLY ASKED QUESTIONS		4
INTRODUCTION		6
1.	TERMS OF THE OFFER	9
2.	ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES	11
3.	PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES	12
4.	WITHDRAWAL RIGHTS	15
5.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	15
6.	PRICE RANGE OF THE SHARES; DIVIDENDS	16
7.	POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS	17
8	INFORMATION CONCERNING INTERVOICE	18
9	INFORMATION CONCERNING CONVERGYS AND OFFEROR	19
10.	BACKGROUND OF THE OFFER; PAST CONTACTS OR NEGOTIATIONS WITH INTERVOICE	20
11.	PURPOSE OF THE OFFER; THE MERGER AGREEMENT; THE TENDER AND VOTING AGREEMENTS; STATUTORY REQUIREMENTS; APPRAISAL RIGHTS; “GOING PRIVATE” TRANSACTIONS; PLANS FOR INTERVOICE	23
12.	SOURCE AND AMOUNT OF FUNDS	35
13.	DIVIDENDS AND DISTRIBUTIONS	36
14.	CONDITIONS OF THE OFFER	36
15.	LEGAL MATTERS; REQUIRED REGULATORY APPROVALS	37
16.	FEES AND EXPENSES	40
17.	MISCELLANEOUS	40
SCHEDULE I		S-1

i

SUMMARY TERM SHEET

This summary term sheet highlights the material provisions of this Offer to Purchase and may not contain all the information that is important to you. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and you should carefully read the more complete terms, descriptions and explanations contained in this Offer to Purchase and in the related Letter of Transmittal.

Securities Sought:	All outstanding shares of common stock, without par value, and the associated preferred share purchase rights (the “Shares”), of Intervoice, Inc. (“Intervoice”).

Price Offered Per Share:	$8.25 per Share, net to sellers in cash, without interest (such amount per Share paid pursuant to the Offer, the “Offer Price”).

Scheduled Expiration Time:	8:00 am, New York City time, on Friday, August 29, 2008, unless extended as described herein. See Section 1—“Terms of the Offer”.

Offeror:	We are Dialog Merger Sub, Inc. (“Offeror”), a wholly owned subsidiary of Convergys Corporation (“Convergys”).

Minimum Condition:

At least two-thirds of the total number of Shares on a fully diluted basis (assuming conversion or exercise of all Intervoice stock options, restricted stock units and other securities convertible into or exercisable or exchangeable for Shares) (the “Fully Diluted Shares”).

Intervoice Directors’ Recommendation:	The Intervoice board of directors unanimously recommends the Intervoice shareholders accept the Offer and tender their Shares into the Offer.

Other Information

•

The Offer is the first step in Convergys’ plan to acquire all outstanding Shares, as provided in the Agreement and Plan of Merger, dated as of July 15, 2008 (the “Merger Agreement”), among Convergys, Offeror and Intervoice. If the Offer is successful Convergys will acquire any Shares not purchased pursuant to the Offer through a merger of Offeror with and into Intervoice (the “Merger”). In the Merger, each outstanding Share not purchased pursuant to the Offer shall automatically be converted into the right to receive the Offer Price in cash. Intervoice shareholders will have appraisal rights in the Merger, but not in the Offer.

•

The initial offering period of the Offer will expire at 8:00 am, New York City time, on Friday, August 29, 2008 (or the latest time and date as the Offer may be extended, the “Expiration Date”) unless we extend the Offer. We may, without the consent of Intervoice, (1) extend the Offer for one or more periods of not more than five business days if, at the scheduled Expiration Date, any of the conditions of the Offer (see Section 14—“Conditions of the Offer”) will not have been satisfied or waived, (2) extend the Offer for any period required by any rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission (the “SEC”) or the staff of the SEC applicable to the Offer; provided however, Offeror shall, at the written request of Intervoice, extend the Offer for up to an aggregate of ten business days if any of the Minimum Condition, Regulatory Condition or HSR Condition (each as defined in Section 14—“Conditions of the Offer”) have not been met to permit such condition to be satisfied, or (3) if all of the conditions of the Offer are satisfied but the number of Shares validly tendered and not withdrawn in the Offer, together with any shares of Intervoice common stock then owned by Convergys, is less than 90% of the outstanding shares of Intervoice common stock, commence a subsequent offering period or periods up to 20 business days in the aggregate for the remaining outstanding Shares.

•

If we decide to extend the Offer, we will issue a press release giving the new Expiration Date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date of the Offer.

Intervoice Board of Directors’ Recommendation

The Intervoice board of directors unanimously:

•

determined that the Merger Agreement, the Tender and Voting Agreements (as defined below) and the transactions contemplated by the Merger Agreement, including each of the Offer and the Merger, are fair to, and in the best interests of, the holders of Shares;

•	approved, adopted and declared advisable the Merger Agreement, the Tender and Voting Agreements and the transactions contemplated by the Merger Agreement, including the Offer and the Merger; and

•	recommended that Intervoice’s shareholders accept the Offer and tender Shares pursuant to the Offer

Conditions and Termination

We are not required to complete the Offer, unless:

•

there has been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which, together with any other Shares beneficially owned by Convergys or its wholly owned subsidiaries, constitute more than two-thirds of the Fully Diluted Shares; and

•	we receive all required antitrust clearances.

See Section 11—“Purpose of the Offer; The Merger Agreement; Tender and Voting Agreements; Statutory Requirements; Appraisal Rights; “Going Private” Transactions; Plans for Intervoice” and Section 14—“Conditions of the Offer” in this Offer to Purchase for a description of other conditions to the Offer and Convergys’ and Intervoice’s respective rights to terminate the Merger Agreement. The Offer is not conditioned on Convergys’ obtaining financing.

Procedures for Tendering

If you wish to accept the Offer, this is what you must do:

•

If you are a record holder (i.e., a stock certificate has been issued to you), you must complete and sign the enclosed Letter of Transmittal and send it with your stock certificate to the Depositary for the Offer or follow the procedures described in this Offer to Purchase and the enclosed Letter of Transmittal for book-entry transfer. These materials must reach the Depositary before the Offer expires. Detailed instructions are contained in the Letter of Transmittal and in Section 3—“Procedures for Accepting the Offer and Tendering Shares” in this Offer to Purchase.

•

If you are a record holder but your stock certificate is not available or you cannot deliver your stock certificate to the Depositary before the Offer expires, you may be able to tender your Shares using the enclosed notice of guaranteed delivery. Please call the Information Agent, Georgeson, Inc., at 888-201-2098 for assistance. See Section 3—“Procedures for Accepting the Offer and Tendering Shares” in this Offer to Purchase for further details.

•	If you hold your Shares through a broker or bank, you should contact your broker or bank and give instructions that your Shares be tendered.

Withdrawal Rights

•

If, after tendering your Shares in the Offer, you decide that you do not want to accept the Offer, you can withdraw your Shares by so instructing the Depositary in writing before the Offer expires. If you tendered your Shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your Shares. See Section 4—“Withdrawal Rights” in this Offer to Purchase for further details.

Recent Intervoice Trading Prices

•

The closing price of Intervoice’s Common Stock was $6.67 per share on July 15, 2008, the last trading day before we announced the Merger Agreement, and $8.14 per share on July 29, 2008, the last trading day before this Offer to Purchase was sent to print. You should obtain a current quote for the market price of the Intervoice shares prior to deciding whether or not to tender.

U.S. Federal Income Tax Consequences of Tendering Your Shares

•

The sale or exchange of Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a Intervoice shareholder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger should recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the Intervoice shareholder’s tax basis in the Shares sold or exchanged. See Section 5—“Material U.S. Federal Income Tax Consequences” in this Offer to Purchase for further details.

Further Information

•	If you have questions about the offer, you can call the Information Agent:

199 Water Street, 26th Floor

New York, NY 10038

Banks and Brokers call: 212-440-9800

All Others Call Toll-Free: 888-201-2098

FREQUENTLY ASKED QUESTIONS

The following are answers to some of the questions you, as an Intervoice shareholder, may have about the Offer. We urge you to carefully read the remainder of this Offer to Purchase and the Letter of Transmittal and the other documents to which we have referred because the information in these frequently asked questions is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to purchase my Shares?

We are Dialog Merger Sub, Inc., a Texas corporation formed for the purpose of making this acquisition. We are a wholly owned subsidiary of Convergys. See the “Introduction” to this Offer to Purchase and Section 9—“Information Concerning Convergys and Offeror” in this Offer to Purchase.

Convergys is a global leader in relationship management. We provide solutions that drive more value from the relationships our clients have with their customers and employees. Convergys is listed on the New York Stock Exchange under the symbol “CVG.”

Unless the context indicates otherwise, we will use the terms “us,” “we”, “our” and the “Offeror” in this Offer to Purchase to refer to Dialog Merger Sub, Inc. and “Convergys” to refer to Convergys Corporation. We will use the term “Intervoice” to refer to Intervoice, Inc. See “Introduction”, Section 8—“Information Concerning Intervoice” and Section 9—“Information Concerning Convergys and Offeror”.

Will I have to pay any fees or commissions?

If you are the record owner of your Shares and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee or commission for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase.

Will you have the financial resources to make payment?

Convergys, our parent company, will provide us with sufficient funds to purchase all Shares validly tendered in the Offer and the remaining Shares in the Merger, which is expected to follow the successful completion of the Offer in accordance with the terms and conditions of the Merger Agreement. Neither the Offer nor the Merger is conditioned upon any financing arrangements. Convergys currently intends to fund the transaction through existing and new credit facilities and cash on hand. See Section 12—“Source and Amount of Funds” of this Offer to Purchase.

Is your financial condition relevant to my decision to tender my Intervoice shares in the Offer?

We do not think our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash;

•	we, through our parent company, Convergys, will have sufficient funds and financial resources available to purchase all Shares validly tendered in the Offer;

•	neither the Offer nor the Merger is subject to any financing condition; and

•	if we consummate the Offer, we will acquire all remaining Shares in the Merger for the same cash price as the Offer Price.

See Section 12—“Source and Amount of Funds” in this Offer to Purchase.

Have any shareholders previously agreed to sell their shares to us?

Certain directors (David W. Brandenburg and Robert E. Ritchey) have entered into tender and voting agreements to tender their shares (the “Committed Shares”) to us in connection with the Offer, subject to limited exceptions. Collectively, the Committed Shares represent approximately 6.5% of the outstanding Shares. See Section 11(d)—“Tender and Voting Agreements”.

What is the “Top-Up Option” and when will it be exercised?

Intervoice has granted us an irrevocable option (the “Top-Up Option”) to purchase up to that number of Shares (the “Top-Up Option Shares”) equal to the lowest number of Shares that, when added to the number of Shares owned by Convergys and any of its subsidiaries (including Offeror) immediately following consummation of the Offer, would constitute one share more than 90% of the Shares then outstanding (after giving effect to the issuance of the Top-Up Option Shares) at a purchase price per Top-Up Option Share equal to the Offer Price. Notwithstanding the foregoing, the Top-Up Option would not be exercisable if the aggregate number of Shares issuable upon exercise of the Top-Up Option, plus the aggregate number of then-outstanding Shares, would exceed the number of authorized Shares (including Shares reserved for issuance) or if the issuance of Shares pursuant to the Top-Up Option would require approval under applicable law or any judgment or order.

Will the Offer be followed by a merger?

Yes, unless the conditions to the Merger are not satisfied or waived. If we accept for payment and pay for at least two-thirds of the total number of Fully Diluted Shares and the other conditions to the Merger are satisfied or waived, Offeror will merge with and into Intervoice. In the Merger, we will acquire all remaining Shares for the same cash price as the Offer Price. If the Merger takes place, Convergys will own all of the Shares, and all the remaining Intervoice shareholders (other than the Intervoice dissenting shareholders that properly exercise appraisal rights) will receive the Offer Price. See Section 11(b)—“The Merger Agreement” and Section 14— “Conditions of the Offer” in this Offer to Purchase for a description of the conditions to the Merger.

Who should I call if I have questions about the tender offer? Where do I get additional copies of the offer documents?

You may call Georgeson, Inc. at 888-201-2098. Georgeson, Inc. is acting as the Information Agent. See the back cover of this Offer to Purchase for additional contact information.

To: All Holders of Shares of Common Stock of Intervoice, Inc.:

INTRODUCTION

Convergys Corporation (“Convergys”), through its wholly owned subsidiary, Dialog Merger Sub, Inc. (“Offeror”) is offering to purchase all of the outstanding shares of common stock, without par value (the “Common Stock”) of Intervoice, Inc. (“Intervoice”) (all such shares of Common Stock, together with the associated preferred share purchase rights issued pursuant to the Third Amended and Restated Rights Agreement, dated as of May 1, 2001, by and between Intervoice (fka InterVoice-Brite, Inc.) and Computershare Investor Services, LLC, being referred to as the “Shares”) at a price per Share of $8.25 net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase, dated August 1, 2008 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with any amendments or supplements to the Offer to Purchase and the Letter of Transmittal, collectively constitute the “Offer”).

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 15, 2008 (the “Merger Agreement”), among Convergys, Offeror and Intervoice. The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares that represents at least two-thirds of the total number of Fully Diluted Shares. See Section 14—“Conditions of the Offer.” After the completion of the Offer and the satisfaction or waiver of certain conditions, Offeror will merge with and into Intervoice (the “Merger”).

The tendering Intervoice shareholders that are record owners of their Shares and tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Offeror pursuant to the Offer. Intervoice shareholders that hold their Shares through banks or brokers should check with those institutions as to whether or not they charge any service fee. However, if an Intervoice shareholder does not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, he or she may be subject to a required backup U.S. federal income tax withholding of 28% of the gross proceeds payable to that Intervoice shareholder. See Section 3—“Procedures for Accepting the Offer and Tendering Shares.” Convergys will pay all charges and expenses of Computershare Trust Company, N.A., as Depositary, and Georgeson, Inc., as Information Agent, incurred in connection with the Offer. See Section 16—“Fees and Expenses.”

The Intervoice board of directors has unanimously (i) approved the Merger Agreement, and deemed the Merger Agreement, the Offer, the Merger and the transactions contemplated by the Merger Agreement advisable, fair to and in the best interests of Intervoice and the Intervoice shareholders, (ii) approved and adopted the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and (iii) recommended that the Intervoice shareholders accept the Offer and tender their Intervoice Common Stock in the Offer.

Further information regarding the Intervoice board of directors’ recommendation and the reasons for its recommendation can be found in Section 4—“The Solicitation or Recommendation” of the Schedule 14D-9 filed by Intervoice on August 1, 2008.

Offeror is not required to purchase any Shares unless two-thirds of the total number of the Fully Diluted Shares are validly tendered and not withdrawn prior to the expiration of the Offer (the “Minimum Condition”). As of July 29, 2008, the Minimum Condition would be satisfied with the purchase of at least 30,620,223 Shares. The Offer also is subject to certain other terms and conditions. See Sections 1—“Terms of the Offer,” 14—“Conditions of the Offer” and 15—“Legal Matters; Required Regulatory Approvals.”

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Offeror will purchase all Shares validly tendered and not withdrawn in accordance with the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” on or prior to the Expiration Date. “Expiration Date” means 8:00 am, New York City time, on Friday, August 29, 2008, unless Offeror is required or determines to extend the period of time for which the initial offering period of the Offer is open, subject to the terms and conditions of the Merger Agreement, in which case “Expiration Date” will mean the time and date at which the initial offering period of the Offer, as so extended, will expire. Offeror may, without the consent of Intervoice, (1) extend the Offer for one or more periods of not more than five business days if, at the scheduled Expiration Date, any of the conditions of the Offer (see Section 14—“Conditions of the Offer”) will not have been satisfied or waived; provided, however, Offeror shall, at the written request of Intervoice, extend the Offer for up to an aggregate of ten Business Days if any of the Minimum Condition, Regulatory Condition or HSR Condition have not been met to permit such condition to be satisfied, or (2) extend the Offer for any period required by an rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission (the “SEC”) or the staff of the SEC applicable to the Offer or (3) if all of the conditions of the Offer are satisfied but the number of Shares validly tendered and not withdrawn in the Offer, together with any shares of Intervoice common stock then owned by Convergys, is less than 90% of the Fully Diluted Shares, commence a subsequent offering period or periods up to 20 business days in the aggregate for the remaining outstanding Shares. See Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

Following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Merger will occur, pursuant to which Offeror will merge with and into Intervoice, with Intervoice continuing as the surviving corporation (the “Surviving Corporation”) after the Merger. In the Merger, each outstanding Share that is not directly owned by Intervoice, Convergys or Offeror or any of their subsidiaries (other than Shares held by Intervoice shareholders who perfect their appraisal rights under Texas law) will be converted into the right to receive the Offer Price. Section 11(b) contains a more detailed description of the Merger Agreement. Section 5 describes the principal U.S. federal income tax consequences of the sale of Shares in the Offer (including any subsequent offering period) and the Merger.

Convergys has been informed by Intervoice that, to the knowledge of Intervoice, after reasonable inquiry, all of Intervoice’s executive officers and directors currently intend to (1) tender or cause to be tendered all Shares held of record or beneficially owned by them at the Expiration Date of the Offer other than Shares, if any, that such person may have an unexercised right to purchase and (2) if necessary, to vote such shares in favor of the Merger. The foregoing does not include any Shares over which, or with respect to which, any such executive officer or director acts in a fiduciary or representative capacity or is subject to the instructions of a third party with respect to such tender.

In connection with the execution of the Merger Agreement, Convergys, Offeror and and each of David W. Brandenburg and Robert E. Ritchey (each a “Committed Shareholder” and collectively, the “Committed Shareholders”), who, collectively, beneficially own approximately 6.5% of the outstanding Shares (the “Committed Shares”), have entered into separate Tender and Voting Agreements, dated as of July 15, 2008 (the “Tender and Voting Agreements”), pursuant to which each Committed Shareholder has agreed, among other things, (i) to tender in the Offer the Committed Shares now owned or which may hereafter be acquired by such Committed Shareholder and (ii) to appoint Convergys and Offeror, or any nominee of Convergys and Offeror, as his proxy to vote the Committed Shares in connection with the Merger Agreement and with respect to certain questions put to the shareholders of Intervoice, in each case, in accordance with the terms and conditions of the Tender and Voting Agreements. See Section 11(d)—“Tender and Voting Agreements”.

Consummation of the Merger is subject to a number of conditions, including adoption of the Merger Agreement by the shareholders of Intervoice, if such adoption is required under applicable law or regulation, and Convergys’ purchase of Shares pursuant to the Offer. Under Article 5.16 of the Texas Business Corporation Act (the “Texas Law”), if Convergys acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, Offeror would be able to effect the Merger without a vote of Intervoice’s shareholders. If we do not acquire at least 90% of the outstanding Shares, Offeror would have to seek approval of the Merger Agreement and the Merger by Intervoice’s shareholders at a meeting of Intervoice’s shareholders. Approval of the Merger

Agreement and the Merger at such a meeting would require the affirmative vote of holders of at least two-thirds of the voting power of all Shares entitled to vote. Thus, if we acquire, through the Offer or otherwise, voting power with respect to at least two-thirds of the then outstanding Shares, we would have sufficient voting power to effect the Merger without the affirmative vote of any other shareholder of Intervoice.

Intervoice has granted Offeror an irrevocable option (the “Top-Up Option”) to purchase up to that number of Shares (the “Top-Up Option Shares”) equal to the lowest number of Shares that, when added to the number of Shares owned by Convergys and any of its subsidiaries (including Offeror) immediately following consummation of the Offer, would constitute one share more than 90% of the Shares then outstanding (after giving effect to the issuance of the Top-Up Option Shares) at a purchase price per Top-Up Option Share equal to the Offer Price. Notwithstanding the foregoing, the Top-Up Option would not be exercisable if the aggregate number of Shares issuable upon exercise of the Top-Up Option, plus the aggregate number of then-outstanding Shares (including Shares reserved for issuance), would exceed the number of authorized Shares or if the issuance of Shares pursuant to the Top-Up Option would require approval under applicable law or any judgment or order.

The Offer is conditioned upon the fulfillment of the conditions described in Section 14—“Conditions of the Offer.” The Offer and withdrawal rights will expire at 8:00 am, New York City time, on Friday, August 29, 2008, unless the Offer is extended.

This Offer to Purchase and the related Letter of Transmittal contain important information that Intervoice shareholders should read carefully before making any decision with respect to the Offer.

1. TERMS OF THE OFFER

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Offeror will purchase all Shares validly tendered and not withdrawn in accordance with the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares,” on or prior to the Expiration Date. If, at the Expiration Date, the conditions to the Offer described in Section 14—“Conditions of the Offer” have not been satisfied or earlier waived, then, subject to the provisions of the Merger Agreement, Offeror may, without the consent of Intervoice, extend the Expiration Date for one or more periods of not more than five business days. Offeror may also extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff of the SEC applicable to the Offer. However, Offeror shall, at the written request of Intervoice, extend the Offer for up to an aggregate of ten business days if any of the Minimum Condition, Regulatory Condition or HSR Condition (each as defined in Section 14—“Conditions of Offer”) have not been met to permit such condition to be satisfied. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to your right to withdraw your Shares. Intervoice shareholders may withdraw their Shares previously tendered at any time prior to the Expiration Date, as it may be extended from time to time. See Section 4—“Withdrawal Rights.”

If at the Expiration Date all conditions of the Offer have been satisfied but the number of Shares validly tendered and not withdrawn in the Offer, together with any shares of Intervoice Common Stock then owned by Convergys, is less than 90% of the outstanding shares of Intervoice common stock, Offeror may, but is not required to, commence a subsequent offering period or periods (as defined in Rule 14d-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of up to 20 business days in the aggregate, for the remaining outstanding Shares. A subsequent offering period, if one is provided, will allow Intervoice shareholders to tender Shares after the Expiration Date and receive the same consideration that was paid in the Offer. Pursuant to the Merger Agreement, if Offeror elects to have a subsequent offering period, the subsequent offering period will not be shorter than three business days nor longer than 20 business days with the exact number of days to be determined at Offeror’s election. In a subsequent offering period, Shares may be tendered as is applicable in the Offer (except that Shares tendered may not be withdrawn) and Offeror will immediately accept and promptly pay for Shares as they are tendered. In the event that Offeror elects to provide a subsequent offering period, it will provide an announcement to that effect to a national news service no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. The Expiration Date for the Offer is currently scheduled for August 29, 2008.

Intervoice has granted to Offeror an irrevocable option (the “Top-Up Option”) to purchase, at a price per share equal to the Offer Price, a number (but not less than that number) of newly issued Shares (the “Top-Up Option Shares”) that, when added to the number of Shares owned, directly or indirectly, by Convergys or Offeror at the time of exercise of the Top-Up Option, constitutes one Share more than 90% of the number of total Shares that will be outstanding immediately after the issuance of the Top-Up Option Shares. The Top-Up Option may be exercised, in whole but not in part, at any time on or after the date that Offeror shall accept for payment and pay for all Shares (the “Acceptance Date”) and prior to the earlier to occur of (i) the Effective Time and (ii) the termination of the Merger Agreement; provided, however, that the obligation of Intervoice to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to, among other things, the conditions that (A) no provision of any applicable law and no judgment, injunction, order or decree of any governmental authority shall prohibit or require any action, consent, approval, authorization or permit of, action by, or filing with or notification to any governmental authority in connection with the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of such exercise, (B) upon exercise of the Top-Up Option, the number of Shares owned, directly or indirectly, by Convergys or Offeror constitutes one Share more than 90% of the number of Shares that will be outstanding immediately after the issuance of the Top-Up Option Shares, (C) the number of Top-Up Option Shares issued pursuant to the Top-Up Option shall in no event exceed the number of authorized and unissued Shares not otherwise reserved for issuance for outstanding Intervoice stock options or other obligations of Intervoice, and (D) Offeror has accepted for payment and paid for all Shares validly tendered in the Offer and not validly withdrawn.

Subject to the applicable regulations of the SEC and the terms of the Merger Agreement, Offeror also reserves the right, at any time or from time to time, to (a) delay purchase of, or, payment for, any Shares, pending receipt of any regulatory or governmental approvals specified in Section 15—“Legal Matters; Required Regulatory Approvals”; or if any condition referred to in Section 14 has not been satisfied or upon the occurrence of any event specified in Section 14—“Conditions of the Offer;” (b) after the Expiration Date, allow the Offer to expire if any condition referred to in Section 14 has not been satisfied or upon the occurrence of any event specified in Section 14—“Conditions of the Offer;” provided, however, Offeror shall, at the written request of Intervoice, extend the Offer for up to an aggregate of ten business days if any of the Minimum Condition, Regulatory Condition or HSR Condition have not been met to permit such condition to be satisfied, and (c) except as set forth in the Merger Agreement, waive any condition to the Offer (other than the Minimum Condition, which only may be waived with Intervoice’s prior written consent) or otherwise amend the Offer in any respect. Offeror acknowledges (x) that Rule 14e-1(c) under the Exchange Act requires Offeror to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (y) that Offeror may not delay purchase of, or payment for (except as provided in clause (a) of the preceding sentence), any Shares upon the occurrence of any event specified in Section 14 without extending the period of time during which the Offer is open.

The rights that Offeror reserves in the preceding paragraph are in addition to its rights pursuant to Section 14—“Conditions of the Offer.” Any extension, delay, termination, waiver or amendment will be followed promptly by public announcement. The announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of material changes), and without limiting the manner in which Convergys and Offeror may choose to make any public announcement, Convergys and Offeror will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to a national news service.

If Offeror makes a material change in the terms of the Offer, or if Offeror waives a material condition to the Offer, Offeror will extend the Offer and disseminate additional tender offer materials to the extent required by applicable law and the applicable regulations of the SEC. The minimum period during which a tender offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum ten-business-day period from the date of the change is generally required to allow for adequate dissemination to shareholders. Accordingly, if, prior to the Expiration Date, Offeror decreases the number of Shares being sought (which would require the consent of Intervoice), or increases or decreases the consideration offered pursuant to the Offer (with any such decrease requiring the consent of Intervoice), and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of the increase or decrease is first published, sent or given to Intervoice shareholders, Offeror will extend the Offer at least until the expiration of that period of ten business days. For purposes of the Offer, a “business day” means any day other than a day on which banking institutions are required or authorized to be closed in the State of Texas.

The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition. See Section 14—“Conditions of the Offer.”

Consummation of the Offer also is conditioned upon expiration or termination of the waiting period (and any extension thereof) imposed by the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended

(including the rules and regulations promulgated thereunder, the “HSR Act”), and the satisfaction or waiver of other conditions set forth in Section 14—“Conditions of the Offer.” Offeror reserves the right (but is not obligated), in accordance with applicable rules and regulations of the SEC and with the Merger Agreement, to waive any or all of those conditions other than the Minimum Condition, which only may be waived with Intervoice’s prior written consent, the HSR Condition and the Regulatory Condition. In the event that Offeror waives any condition set forth in Section 14, the SEC may, if the waiver is deemed to constitute a material change to the information previously provided to Intervoice shareholders, require that the Offer remain open for an additional period of time and/or that Convergys and Offeror disseminate information concerning such waiver.

Intervoice has provided Convergys and Offeror with its shareholder lists and security position listings for the purpose of disseminating the Offer to Intervoice shareholders. Convergys and Offeror will mail or will cause to be mailed this Offer to Purchase, the related Letter of Transmittal and other relevant materials to record holders of Shares, and Convergys and Offeror will furnish or will cause to be furnished the materials to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the security holder lists or, if applicable, that are listed as participants in a clearing agency’s security position listing, for forwarding to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

Upon the terms and subject to the conditions of the Offer (including, if Offeror extends or amends the Offer, the terms and conditions of the Offer as so extended or amended) and the applicable regulations of the SEC, Offeror will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not withdrawn (as permitted by Section 4—“Withdrawal Rights”) prior to the Expiration Date, promptly after the Expiration Date following the satisfaction or waiver of the conditions to the Offer set forth in Section 14—“Conditions of the Offer.” If Offeror includes a subsequent offering period, Offeror will immediately accept and promptly pay for Shares as they are tendered during the subsequent offering period.

For information with respect to approvals that Convergys and Offeror are required to obtain prior to the completion of the Offer, including under the HSR Act and other laws and regulations, see Section 15—“Legal Matters; Required Regulatory Approvals.”

In all cases, Offeror will pay for Shares purchased in the Offer only after timely receipt by the Depositary of (a) certificates representing the Shares (“Share Certificates”) or timely confirmation (a “Book-Entry Confirmation”) of the book-entry transfer of the Shares into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares”; (b) the Letter of Transmittal (or a facsimile), properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined below) in connection with a book-entry transfer; and (c) any other documents that the Letter of Transmittal requires.

“Agent’s Message” means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which message states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Offeror may enforce that agreement against the participant.

For purposes of the Offer, Offeror will be deemed to have accepted for payment, and purchased, Shares validly tendered and not withdrawn as, if and when Offeror gives oral or written notice to the Depositary of its acceptance of the Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price for the Shares with the Depositary, which will act as agent for tendering Intervoice shareholders for the purpose of receiving payment from Offeror and transmitting payment to validly tendering Intervoice shareholders.

If Offeror does not purchase any tendered Shares pursuant to the Offer for any reason, or if you submit Share Certificates representing more Shares than you wish to tender, Offeror will return Share Certificates representing unpurchased or untendered Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer into the Depositary’s account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares,” Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

If, prior to the Expiration Date, Offeror increases the price offered to Intervoice shareholders in the Offer, Offeror will pay the increased price to all Intervoice shareholders from whom Offeror purchases Shares in the Offer, whether or not Shares were tendered before the increase in price. As of the date of this Offer to Purchase, we have no intention to increase the price in the Offer.

Offeror reserves the right, subject to the provisions of the Merger Agreement, to transfer or assign, in whole or from time to time in part, to one or more of its subsidiaries or affiliates, the right to purchase all or any portion of the Shares tendered in the Offer, but any such transfer or assignment will not relieve Offeror of its obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment in the Offer. In addition, any such transfer or assignment may require the Expiration Date of the Offer to be extended under applicable law.

3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES

Valid Tender of Shares. Except as set forth below, in order for you to tender Shares in the Offer, the Depositary must receive the Letter of Transmittal (or a facsimile), properly completed and signed, together with any required signature guarantees, or an Agent’s Message in connection with a book-entry delivery of Shares, and any other documents that the Letter of Transmittal requires at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, and either (a) you must deliver Share Certificates to the Depositary or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive Book-Entry Confirmation, in each case, on or prior to the Expiration Date, or (b) you must comply with the guaranteed delivery procedures set forth below.

The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at your option and sole risk, and delivery will be considered made only when actually received by the Depositary (including, in the case of a Book-Entry Transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is encouraged and strongly recommended. In all cases, you should allow sufficient time to ensure timely delivery prior to the Expiration Date.

Book-Entry Transfer. The Depositary will make a request to establish an account with respect to Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures. However, although Shares may be delivered through book-entry transfer into the Depositary’s account at a Book-Entry Transfer Facility, the Depositary must receive the Letter of Transmittal (or a facsimile), properly completed and signed, with any required signature guarantees, or an Agent’s Message in connection with a book-entry transfer, and any other required documents, at one of its addresses set forth on the back cover of this Offer to Purchase on or before the Expiration Date, or you must comply with the guaranteed delivery procedure set forth below.

Delivery of documents to a Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

For Shares to be validly tendered during a subsequent offering period, the tendering Intervoice shareholder must comply with the foregoing procedures, except that required documents and Share Certificates must be received during the subsequent offering period.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering Intervoice shareholder’s acceptance of the Offer, as well as the tendering Intervoice shareholder’s representation and warranty that the Intervoice shareholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Offeror’s acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between Offeror and you upon the terms and subject to the conditions of the Offer.

Signature Guarantees. A bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or any other “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act) (each, an “Eligible Institution” and collectively “Eligible Institutions”) must guarantee signatures on all Letters of Transmittal, unless the Shares tendered are tendered (a) by a registered holder of Shares that has not completed either the box labeled “Special Payment Instructions” or the box labeled “Special Delivery Instructions” in the Letter of Transmittal or (b) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

If Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on Share Certificates, with the signatures on the Share Certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

If Share Certificates are forwarded to the Depositary in multiple deliveries, a properly completed and duly executed Letter of Transmittal (or a facsimile) must accompany each such delivery of Share Certificates.

Guaranteed Delivery. If you want to tender Shares in the Offer and your Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or before the Expiration Date or the procedures for book-entry transfer cannot be completed on time, your Shares may nevertheless be tendered if you comply with all of the following guaranteed delivery procedures:

•	your tender is made by or through an Eligible Institution;

•	the Depositary receives, as described below, a properly completed and signed Notice of Guaranteed Delivery on or before the Expiration Date, substantially in the form made available by Offeror; and

•

the Depositary receives the Share Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or a facsimile), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message) and any other documents required by the Letter of Transmittal within three NASDAQ National Market trading days after the date of execution of the Notice of Guaranteed Delivery.

Delivery of the Notice of Guaranteed Delivery may be made by mail or facsimile transmission to the Depositary. The Notice of Guaranteed Delivery must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Notwithstanding any other provision of the Offer, Offeror will pay for Shares only after timely receipt by the Depositary of Share Certificates for, or of Book-Entry Confirmation with respect to, the Shares, a properly completed and duly executed Letter of Transmittal (or facsimile of the Letter of Transmittal), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message) and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering Intervoice shareholders at the same time, and will depend upon when the Depositary receives Share Certificates or Book-Entry Confirmation that the Shares have been transferred into the Depositary’s account at a Book-Entry Transfer Facility.

Backup U.S. Federal Income Tax Withholding. Under U.S. federal income tax law, the Depositary may be required to withhold and pay over to the U.S. Internal Revenue Service a portion of the amount of any payments made pursuant to the Offer. To avoid backup withholding, unless an exemption applies, an Intervoice shareholder that is a U.S. person (as defined for U.S. federal income tax purposes) must provide the Depositary with the Intervoice shareholder’s correct taxpayer identification number (“TIN”) and certify under penalties of perjury that the TIN is correct and that the Intervoice shareholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal. If a shareholder does not provide its correct TIN or fails to provide the certifications described above, the U.S. Internal Revenue Service may impose a penalty on the Intervoice shareholder, and any payment made to the Intervoice shareholder pursuant to the Offer may be subject to backup withholding. All Intervoice shareholders surrendering Shares pursuant to the Offer that are U.S. persons should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information and certifications necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary). Certain Intervoice shareholders (including, among others, all corporations and certain foreign individuals and entities) may not be subject to backup withholding. Foreign Intervoice shareholders should complete and sign the appropriate Form W-8 (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. These Intervoice shareholders should consult a tax advisor to determine which Form W-8 is appropriate. See Instruction 11 of the Letter of Transmittal.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments made to a Intervoice shareholder may be refunded or credited against the Intervoice shareholder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the U.S. Internal Revenue Service.

Appointment as Proxy. By executing the Letter of Transmittal, you irrevocably appoint Offeror’s designees, and each of them, as your agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of your rights with respect to Shares that you tender and that Offeror accepts for payment and with respect to any and all other Shares and other securities or rights issued or issuable in respect of those Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. This appointment will be effective when Offeror accepts your Shares for payment in accordance with the terms of the Offer. Upon acceptance for payment, all other powers of attorney and proxies given by you with respect to your Shares and other securities or rights prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by you (and, if given, will not be deemed effective). Offeror’s designees will, with respect to the Shares and other securities and rights for which the appointment is effective, be empowered to exercise all your voting and other rights as they, in their sole discretion, may deem proper at any annual or special meeting of Intervoice shareholders, or any adjournment or postponement thereof, or by consent in lieu of any such meeting of Intervoice shareholders or otherwise. In order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, Offeror or its designee must be able to exercise full voting rights with respect to Shares and other securities, including voting at any meeting of Intervoice shareholders.

Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Offeror, in its sole discretion, which determination will be final and binding on all parties. Offeror reserves the absolute right, subject to the terms of the Merger Agreement and applicable law, to reject any or all tenders determined by Offeror not to be in proper form or the acceptance of or payment for which may, in the opinion of Offeror’s counsel, be unlawful. Offeror also reserves the absolute right to waive any of the conditions of the Offer, except the Minimum Condition (which waiver requires Intervoice’s prior written consent), the HSR Condition or the Regulatory Condition, or any defect or irregularity in any tender of Shares by any particular Intervoice shareholder, whether or not similar defects or irregularities are waived in the case of other Intervoice shareholders. Offeror’s interpretation of the terms and conditions of the Offer will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to the tender have been cured or waived by Offeror. None of Convergys, Offeror or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

4. WITHDRAWAL RIGHTS

Other than during a subsequent offering period, you may withdraw Shares that you have previously tendered in the Offer at any time on or before the Expiration Date (including any extension of such date), and, unless theretofore accepted for payment as provided in this Offer to Purchase, you may also withdraw such Shares at any time after September 29, 2008. No withdrawal rights apply to Shares tendered in a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to Shares tendered in the Offer and accepted for payment.

If, for any reason, acceptance for payment of any Shares tendered in the Offer is delayed, or Offeror is unable to accept for payment or pay for Shares tendered in the Offer, then, without prejudice to Offeror’s rights set forth in this Offer to Purchase, the Depositary may, nevertheless, on Offeror’s behalf, retain Shares that you have tendered, and you may not withdraw your Shares, except to the extent that you are entitled to and duly exercise withdrawal rights as described in this Section 4—“Withdrawal Rights.” Any such delay will be by an extension of the Offer to the extent required by applicable law and the regulations of the SEC.

In order for your withdrawal to be effective, you must deliver a written or facsimile transmission notice of withdrawal to the Depositary at one of its addresses or fax numbers set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify your name, the number of Shares that you want to withdraw, and (if Share Certificates have been tendered) the name of the registered holder of Shares as shown on the Share Certificate, if different from your name. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of Share Certificates, you must submit the serial numbers shown on the particular Share Certificates evidencing Shares to be withdrawn and an Eligible Institution must Medallion guarantee the signature on the notice of withdrawal, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares,” the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. You may not rescind a withdrawal of Shares. Any Shares that you withdraw will be considered not validly tendered for purposes of the Offer, but you may tender your Shares again at any time before the Expiration Date by following any of the procedures described in Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Offeror, in its sole discretion, which determination will be final and binding. None of Convergys, Offeror or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

Your receipt of cash for Shares in the Offer, the subsequent offering period (if one is provided) or the Merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, if you sell or exchange your Shares in the Offer, the subsequent offering period (if one is provided) or the Merger, you generally should recognize gain or loss equal to the difference between the amount of cash received and your tax basis in the Shares that you sold or exchanged. That gain or loss should be capital gain or loss (assuming you hold your Shares as a capital asset), and any such capital gain or loss will be long term if, as of the date of sale or exchange, you have held such Shares for more than one year. The discussion above may not be applicable to certain types of Intervoice shareholders, including Intervoice shareholders who acquired Shares through the exercise of employee stock options or otherwise as compensation, individuals who are not citizens or residents of the U.S., foreign corporations, or entities that are otherwise subject to special tax treatment under the U.S. Internal Revenue Code of 1986, as amended (including the rules and regulations promulgated thereunder, the “Code”) (such as insurance companies, tax-exempt entities and regulated investment companies).

You are urged to consult your tax advisor with respect to the specific tax consequences to you of the sale of your Shares in the Offer or the exchange of your shares in the Merger, including U.S. federal, state, local and foreign tax consequences.

6. PRICE RANGE OF THE SHARES; DIVIDENDS

The Shares are quoted on the NASDAQ National Market under the symbol INTV. Intervoice has not paid any cash dividends since its incorporation and does not anticipate paying cash dividends in the foreseeable future. Under the terms of the Merger Agreement, Intervoice is not permitted to declare or pay dividends with respect to the Shares, without the prior written consent of Convergys.

High and low share prices as reported on the NASDAQ National Market are shown below for Intervoice’s fiscal quarters during the first quarter of fiscal 2009 and fiscal 2008 and 2007.

	High	Low
Fiscal 2009
Second Quarter (through July 30, 2008)	$8.17	$5.22
First Quarter	$8.50	$5.25

	High	Low
Fiscal 2008
Fourth Quarter	$9.85	$5.26
Third Quarter	$11.03	$7.87
Second Quarter	$9.07	$7.29
First Quarter	$8.04	$6.07

	High	Low
Fiscal 2008
Fourth Quarter	$8.10	$6.34
Third Quarter	$7.75	$5.95
Second Quarter	$7.40	$5.58
First Quarter	$8.70	$6.24

On July 15, 2008, the last full day of trading prior to the announcement of the execution of the Merger Agreement, the reported closing price on the NASDAQ National Market for the Shares was $6.67 per Share. On July 30, 2008, the last full day of trading prior to the date this Offer to Purchase was sent to the printer, the reported closing price on the NASDAQ National Market for the Shares was $8.17 per Share. On July 29, 2008, there were 606 shareholders of record of Intervoice common stock.

Intervoice shareholders are urged to obtain current market quotations for the Shares prior to deciding whether or not to tender.

7. POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

Possible Effects of the Offer on the Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer also can be expected to reduce the number of holders of Shares. Neither Convergys nor Offeror can predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer price.

NASDAQ Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares no longer may meet the standards set forth in the NASDAQ’s published guidelines for continued listing on the NASDAQ. According to the published guidelines, the NASDAQ would consider disqualifying the Shares for listing on NASDAQ (though not necessarily for listing on the Nasdaq Capital Market) if, among other possible grounds, the number of publicly held Shares falls below 750,000, the total number of beneficial holders of round lots of Shares falls below 400, the market value of publicly held Shares over a 30 consecutive business day period is less than $5,000,000, there are fewer than two active and registered market makers in the Shares over a 10 consecutive business day period, Intervoice has shareholders’ equity of less than $10,000,000, or the bid price for the Shares over a 30 consecutive business day period is less than $1. Furthermore, the NASDAQ would consider delisting the Shares from the NASDAQ altogether if, among other possible grounds, (1) the number of publicly held Shares falls below 500,000, (2) the total number of beneficial holders of round lots of Shares falls below 300, (3) the market value of publicly held Shares over a 30 consecutive business day period is less than $1,000,000, (4) there are fewer than two active and registered market makers in the Shares over a 10 consecutive business day period, (5) the bid price for the Shares over a 30 consecutive business day period is less than $1, or (6) (a) Intervoice has shareholders’ equity of less than $2,500,000, (b) the market value of Intervoice’s listed securities is less than $35,000,000 over a 10 consecutive business day period, and (c) Intervoice’s net income from continuing operations is less than $500,000 for the most recently completed fiscal year and two of the last three most recently completed fiscal years. Shares held by officers or directors of Intervoice, or by any beneficial owner of more than 10% of the Shares, will not be considered as being publicly held for this purpose.

The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at the time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

Exchange Act Registration. The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by Intervoice to the SEC if the Shares are not listed on a “national securities exchange” and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information that Intervoice is required to furnish to Intervoice shareholders and the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act and the requirements of furnishing a proxy statement or information statement in connection with shareholders’ meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirement of providing an annual report, no longer applicable to Intervoice. If the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 promulgated under the Exchange Act with respect to “going private” transactions would no longer be applicable to Intervoice. In addition, the ability of “affiliates” of Intervoice and persons holding “restricted securities” of Intervoice to dispose of the securities pursuant to Rule 144 promulgated under the U.S. Securities Act of 1933, as amended, may be impaired or, with respect to affiliates, eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or eligible for stock exchange listing. Convergys and Offeror believe that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act, and it would be Offeror’s intention to cause Intervoice to take such actions as are required to terminate such registration of the Shares as soon as possible after successful completion of the Offer if the Shares are then eligible for termination.

If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act and the listing of the Shares on NASDAQ (unless delisted as set forth in “—NASDAQ Listing”) will be terminated following the completion of the Merger.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System, which regulations have the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares for the purpose of buying, carrying or trading in securities (“Purpose Loans”). Depending upon factors, such as the number of record holders of Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute “margin securities” for purposes of the Federal Reserve Board of Governors’ margin regulations, and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute margin securities.

8. INFORMATION CONCERNING INTERVOICE

Intervoice is a Texas corporation with its principal executive offices located at 17811 Waterview Parkway, Dallas, Texas 75252. The telephone number at that location is (972) 454-8000. Intervoice is a world leader in delivering natural, intuitive ways for people to interact, transact, and communicate. Intervoice software and professional services enable innovative voice portal, IP contact center, hosted and mobile messaging, and self-service applications. More than 5,000 customers in 80 countries have relied on Intervoice, including many of the world’s leading financial and healthcare institutions, telecommunications companies, utilities, and governments.

Intervoice is required to file its annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any such reports, statements or other information at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Intervoice’ SEC filings are also available to the public from commercial document retrieval services and at the Internet worldwide web site maintained by the SEC at www.sec.gov.

Intervoice Projections. In connection with Convergys’ due diligence, Intervoice provided certain projected and budgeted financial information concerning Intervoice to Convergys. In addition, Intervoice provided the same information to its own financial advisors. Intervoice advised Convergys (as well as Goldman, Sachs) that Intervoice’s internal financial forecasts (upon which the projections provided to Convergys were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects, and, thus, susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The projections also reflect numerous assumptions (not all of which were provided to Convergys), all made by Intervoice management, with respect to general business, economic, market and financial conditions and other matters. These assumptions regarding future events are difficult to predict, and many are beyond Intervoice’s control. Accordingly, there can be no assurance that the projections will be realized, and actual results may be materially greater or less than those contained in the projections provided by Intervoice.

The inclusion of the projections in this Offer to Purchase should not be regarded as an indication that any of Convergys, Offeror, Intervoice or their respective affiliates, advisors or representatives consider the projections to be necessarily predictive of actual future events, and the projections should not be relied upon as such. These projections are being provided in this document only because Intervoice made them available to Convergys in connection with Convergys’ due diligence review of Intervoice. None of Convergys, Offeror, Intervoice or any of their respective affiliates, advisors or representatives makes any representation to any person regarding the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of actual future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error. In this regard, investors are cautioned not to place undue reliance on the projected information provided.

It is Convergys’ understanding that the projections were not prepared with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections do not purport to present operations in accordance with U.S. generally accepted accounting principles (“GAAP”), and Intervoice’s independent auditors have not examined, compiled or performed any procedures with respect to the projections presented in this Offer to Purchase, nor have they expressed any opinion or any other form of assurance of such information or the likelihood that Intervoice may achieve the results contained in the projections, and accordingly assume no responsibility for them.

Intervoice management provided to Convergys the following projected fiscal 2009 Total Revenue and Operating Income on a consolidated basis on January 18, 2008, and July 8, 2008.

($ in millions)	January 18, 2008	July 8, 2008
Total Revenue	$223.0	$215.7
Operating Income	23.3	17.0

The projections reflected forecasted results relating to the existing Intervoice companies and new products currently under development. In addition, the projections assumed the implementation of certain profitability improvement drivers and did not assume any new acquisitions.

These projections should be read together with Intervoice’s financial statements that can be obtained from the SEC as described above in this Section 8—“Information Concerning Intervoice.” These projections should also be read together with discussion under “Risk Factors” and the other cautionary statements contained in Intervoice’s 2008 Annual Report on Form 10-K.

9. INFORMATION CONCERNING CONVERGYS AND OFFEROR

Convergys is an Ohio corporation with its principal executive offices located at 201 East Fourth Street, Cincinnati, Ohio 45202. Convergys’ telephone number is (513) 723-7000. Convergys is a global leader in relationship management. Convergys provides solutions that drive more value from the relationships our clients have with their customers and employees. Convergys turns these everyday interactions into a source of profit and strategic advantage for our clients. For 25 years, Convergys’ unique combination of domain expertise, operational excellence, and innovative technologies has delivered process improvement and actionable business insight to clients that now span more than 70 countries and 35 languages.

Convergys is a member of the S&P 500 and has been voted a Fortune Most Admired Company for eight consecutive years. We have approximately 75,000 employees in 87 customer contact centers and other facilities in the United States, Canada, Latin America, Europe, the Middle East, and Asia, and our global headquarters in Cincinnati, Ohio.

Offeror’s principal executive offices are located c/o Convergys Corporation at 201 East Fourth Street, Cincinnati, Ohio 45202. Offeror is a newly formed Texas corporation and a wholly owned subsidiary of Convergys. Offeror has not conducted any business other than in connection with the Offer and the Merger.

The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the directors and executive officers of Convergys and Offeror are set forth in Schedule I to this Offer to Purchase.

Convergys files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any such reports, statements or other information at the SEC’s public reference room at 100 F Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Convergys’ SEC filings are also available to the public from commercial document retrieval services and at the Internet worldwide web site maintained by the SEC at www.sec.gov.

Except as set forth elsewhere in this Offer to Purchase or in Schedule I to this Offer to Purchase: (a) neither Convergys nor, to Convergys’ knowledge, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of Convergys or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of Intervoice, (b) neither Convergys nor, to Convergys’ knowledge, any of the persons or entities referred to in clause (a) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of Intervoice during the past 60 days, (c) neither Convergys nor, to Convergys’ knowledge, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Intervoice (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents or authorizations), (d) during the two years prior to the date of this Offer to Purchase, there have been no transactions that would require reporting under the rules and regulations of the SEC between Convergys or any of its subsidiaries, or, to Convergys’ knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Intervoice or any of its executive officers, directors or affiliates, on the other hand, and (e) during the two years prior to the date of this Offer to Purchase, there have been no contacts, negotiations or transactions between Convergys or any of its subsidiaries, or, to Convergys’ knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Intervoice or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

None of the persons listed in Schedule I to this Offer to Purchase has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I to this Offer to Purchase has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

10. BACKGROUND OF THE OFFER; PAST CONTACTS OR NEGOTIATIONS WITH INTERVOICE

Convergys and its board of directors continually reviews its strategic alternatives. In connection with these reviews, Convergys from time to time evaluates potential transactions that may further its strategic objectives and enhance shareholder value.

In early April 2007, a representative of Convergys contacted Intervoice to see if a meeting could be set up between the parties in order to explore certain strategic alternatives.

On April 26, 2007, representatives of Convergys and Intervoice attended a dinner meeting in Dallas, Texas. At this dinner, the representatives of Convergys expressed an interest in exploring the feasibility of a strategic transaction between Intervoice and Convergys. The meeting closed with each party expressing its interest in continuing the strategic discussion.

On May 18, 2007, Intervoice and Convergys entered into a mutual confidentiality agreement to permit them to share non-public information in order to evaluate various potential strategic relationships between the companies including a potential acquisition of Intervoice by Convergys.

On May 22, 2007, a management meeting was held in Dallas and Intervoice management presented a company overview to the Convergys participants.

On May 24, 2007, representatives of Convergys and Intervoice discussed possible alternative transactions between Intervoice and Convergys.

On June 6, 2007, representatives of Intervoice traveled to Convergys’ headquarters in Cincinnati, Ohio to meet with the Convergys management team. During these meetings, each party gave high-level overviews of their respective companies to the other party and discussed potential synergies between the two companies.

On June 26, 2007, management of Convergys presented to its board of directors at a regularly scheduled meeting detailed information regarding its discussions with Intervoice, the findings of the due diligence conducted to date, financial information as well as its recommendation to continue with negotiations.

On June 29, 2007, Intervoice informed Convergys on the settlement of Intervoice’s recent proxy contest and the status of the new Intervoice board of directors. On the same date Convergys sent a non-binding letter of intent to Intervoice to purchase all of the outstanding shares of Intervoice for a price of $9.50 per share subject to certain conditions including further due diligence. The proposed price was an approximate 14% premium over the $8.33 closing price of Intervoice’s stock on June 29, 2007.

Between July 24 - 26, 2007, the management teams of Intervoice and Convergys had several telephonic meetings and resolved that due to other activities at Intervoice, further discussions would have to be placed on hold.

On August 28, 2007, management of Convergys presented to its finance committee of its board of directors at a regularly scheduled meeting detailed information regarding its discussions with Intervoice, the findings of the due diligence conducted to date, financial information as well as its recommendation to continue with negotiations in the event that Intervoice was interested in renewing discussions.

On October 27, 2007, representatives of Intervoice contacted representatives of Convergys to re-engage Convergys in discussions regarding a potential business combination.

On November 2, 2007, Convergys received a request from Intervoice asking Convergys to submit a bid if it was interested in a potential transaction with Intervoice.

On November 30, 2007, Convergys delivered to Intervoice a non-binding letter of intent to purchase all of the outstanding shares of Intervoice for a price between $10.50 to $11.50 per share subject to certain conditions including further due diligence. The proposed price was an approximate 7% to 18% premium over the $9.78 closing price of Intervoice’s stock on November 30, 2007. Intervoice reviewed and made minor comments to this non-binding letter of intent without accepting the proposed price.

On December 3 and 4, 2007, management of Convergys presented to its finance committee of its board of directors and its board of directors at regularly scheduled meetings, detailed information regarding its discussions with Intervoice, the findings of the due diligence conducted to date, financial information as well as its recommendation to continue with negotiations in the event that Intervoice was interested in renewing discussions.

On December 20, 2007, Convergys delivered to Intervoice a revised non-binding letter of intent to purchase all of the outstanding shares of Intervoice for a price between $10.50 to $11.50 per share subject to certain conditions including further due diligence. The proposed price was an approximate 24% to 36% premium over the $8.33 closing price of Intervoice’s stock on December 20, 2007.

On December 20, 2007, representatives of Intervoice contacted representatives of Convergys to acknowledge receipt of the non-binding letter of intent and to convey that at that point in time, price was the main issue the Intervoice board had with the non-binding letter of intent.

On January 8, 2008, a representative of Intervoice contacted representatives of Convergys and informed the representatives of Convergys that Intervoice had negotiations going on with two other potential acquirers, and agreed to allow Convergys to move forward in the bidding process. The confidentiality agreement between Intervoice and Convergys was amended to add, among other things, a standstill provision. Convergys resumed the due diligence process on Intervoice.

On January 18, 2008, representatives of Intervoice and its outside legal and financial counsel met with representatives of Convergys to provide a management presentation to, and engage in discussions with, Convergys regarding a potential strategic transaction involving the sale of Intervoice to Convergys. Following this meeting Convergys conducted extensive due diligence on Intervoice’s financials and operation.

Between January 18, 2008 and February 1, 2008, the management teams of Intervoice and Convergys met several times both in Dallas, Texas and also telephonically to discuss due diligence issues relating to, among other things, Intervoice’s product line, research and development practices, sales and marketing practices, and financial situation. They also discussed potential revenue synergies that may arise from the possible acquisition by Convergys and Convergys’ valuation of any such synergies.

On February 17, 2008, Intervoice and Convergys discussed differing valuations of potential synergies between the two companies.

On February 19, 2008, management of Convergys presented to the board of directors of Convergys at a regularly scheduled meeting, detailed financial information and operational information regarding the acquisition of Intervoice, the findings of the due diligence conducted to date, and its recommendation that Convergys acquire Intervoice. The Convergys board deliberated at length regarding the proposal and by the unanimous vote of the directors present resolved that it would be in the best interest of Convergys and its shareholders to acquire all of the capital stock of Intervoice and authorized management to proceed.

On February 25, 2008, representatives of Convergys traveled to Dallas, Texas and delivered two alternative non-binding letters of intent to purchase all of the outstanding shares of Intervoice for a price of $9.50 per share under one letter and $9.00 per share under the other letter (the difference in price being based on different assumptions). Both letters were subject to certain conditions including further due diligence and resolution of certain pre-closing conditions. The two proposed prices were an approximate 35% premium and a 27% premium, respectively, over the $7.06 closing price of Intervoice’s stock on February 25, 2008. At the meeting, Intervoice indicated to Convergys that it was unlikely that the terms outlined in Convergys’ letters of intent would be acceptable.

In mid April 2008, Intervoice re-engaged Convergys in discussions regarding the potential acquisition of Intervoice by Convergys.

On April 28, 2008, Intervoice sent Convergys proposed revisions to the February 25, 2008 letter of interest for review by Convergys without acceptance of the proposed price.

In early May, 2008, based upon conversations between the companies, Convergys determined to resume the negotiations with Intervoice as well as the due diligence process.

Throughout the month of June 2008, representatives of Intervoice had numerous discussions with representatives of Convergys discussing Convergys’ intent to make a new bid for all of the outstanding stock of Intervoice given the downturn in the stock market and Intervoice’s current business conditions. Convergys continued the due diligence process.

On July 1, 2008, Convergys sent Intervoice a non-binding letter of intent to purchase all of the outstanding shares of Intervoice for a price of $8.25 per share subject to certain conditions including further confirmatory due diligence in certain areas. The proposed price was a 46% premium over the $5.65 closing price of Intervoice’s stock on July 1, 2008. Convergys, as had been suggested by Intervoice and outlined in a draft of the Merger Agreement, proposed that the transaction be structured as a cash tender offer, followed by a second-step merger. The transaction would not be subject to financing, and completion of the transaction would be subject only to customary conditions, including antitrust approvals. Subsequently, Convergys commenced an abbreviated due diligence process.

From July 10 to July 14, 2008, representatives from Intervoice, Convergys and their respective outside financial and legal advisors, had frequent discussions and negotiations regarding the Merger Agreement.

On July 15, 2008, materials were provided to the Convergys board of directors detailing the material terms of the transaction with Intervoice and the proposed merger agreement and disclosure schedules, as well as financial information and the fairness opinion from Convergys’ financial advisor dated July 15, 2008. The terms of the merger as provided for in the Merger Agreement and related documents, as well as the tender offer price of $8.25 per share and the merger consideration were previously approved by the board of directors.

On the evening of July 15, 2008, Convergys and Intervoice completed the negotiations of the material terms of the agreement and then delivered a final Merger Agreement and disclosure schedules to Convergys. Intervoice and Convergys exchanged signature pages and the Merger Agreement became binding upon the parties.

On the morning of July 16, 2008, prior to the opening of the market, Convergys and Intervoice issued a joint press release announcing the execution of the Merger Agreement and the terms of the proposed acquisition of Intervoice by Convergys.

11. PURPOSE OF THE OFFER; THE MERGER AGREEMENT; THE TENDER AND VOTING AGREEMENTS; STATUTORY REQUIREMENTS; APPRAISAL RIGHTS; “GOING PRIVATE” TRANSACTIONS; PLANS FOR INTERVOICE

(a) Purpose. The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, Intervoice. The Offer, as the first step in the acquisition of Intervoice, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is to acquire all capital stock of Intervoice not purchased pursuant to the Offer or otherwise.

(b) The Merger Agreement. The following summary description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement itself, which Convergys and Offeror have filed as an exhibit to the Tender Offer Statement on Schedule TO that Convergys and Offeror have filed with the SEC, which you may examine and copy as set forth in Section 9—“Information Concerning Convergys and Offeror.”

The Offer. The Merger Agreement provides that Offeror will commence the Offer no later than August 1, 2008, and that, upon the terms and subject to prior satisfaction or waiver of the conditions of the Offer, as set forth in Section 14—“Conditions of the Offer,” Offeror will purchase all Shares validly tendered and not withdrawn pursuant to the Offer. The Merger Agreement provides that, without the prior written consent of Intervoice, Offeror will not (1) decrease the price to be paid in the Offer or change the form of consideration payable in the Offer, (2) decrease the number of Shares sought to be purchased in the Offer, (3) impose additional conditions to the Offer, (4) change or waive the Minimum Condition, or (5) amend any other term of the Offer in a manner adverse to the Intervoice shareholders.

However, Offeror may, without the consent of Intervoice, (1) extend the Offer for one or more periods of not more than five business days if, at the scheduled Expiration Date, any of the conditions of the Offer (see Section 14—“Conditions of the Offer”) will not have been satisfied or waived, or (2) extend the Offer for any period required by an rule, regulation, interpretation or position of the SEC or the staff of the SEC applicable to the Offer; provided, however, Offeror shall, at the written request of Intervoice, extend the Offer for up to an aggregate of ten Business Days if any of the Minimum Condition, Regulatory Condition or HSR Condition have not been met to permit such condition to be satisfied, or (3) if all of the conditions of the Offer are satisfied but the number of Shares validly tendered and not withdrawn in the Offer, together with any shares of Intervoice common stock then owned by Convergys, is less than 90% of the outstanding shares of Intervoice common stock, commence one or more subsequent offering periods up to 20 business days in the aggregate for the remaining outstanding Shares.

Recommendation. Intervoice has represented to Convergys in the Merger Agreement that Intervoice has duly authorized, executed and delivered the Merger Agreement. To the extent required under Texas Law to receipt of the affirmative vote of the holders of two-thirds of the outstanding shares of Intervoice common stock to approve the plan of merger, the Merger Agreement and the Transactions have been authorized by all necessary respective corporate action. At a meeting duly called and held, the Intervoice board of directors has unanimously (i) approved the Merger Agreement, and deemed the Merger Agreement, the Offer, the Merger and the transactions contemplated by the Merger Agreement advisable, fair to and in the best interests of Intervoice and the Intervoice shareholders, (ii) approved and adopted the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and (iii) recommended that the Intervoice shareholders accept the Offer and tender their Intervoice Common Stock in the Offer. Intervoice further represented that Goldman, Sachs, Intervoice’s financial advisor, has delivered to Intervoice a written opinion to the effect that, as of the date of the Merger Agreement, the consideration to be received by the Intervoice shareholders pursuant to the Offer and the Merger is fair, from a financial point of view, to the Intervoice shareholders.

Directors. The Merger Agreement provides that, subject to applicable law, effective upon the purchase by Offeror of Shares pursuant to the Offer (the “Appointment Time”), a number of Offeror’s designees shall be elected to the Intervoice board of directors. Offeror shall be entitled to designate at least up to such number of directors, rounded up to the next whole number, on the Intervoice board of directors as will give Offeror representation on the Intervoice board of directors equal to the product of the total number of directors on the Intervoice board of directors (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of votes represented by Shares beneficially owned by Offeror or any affiliate of Offeror following such purchases bears to the total number of votes represented by Shares then outstanding, and Intervoice shall, at such time, promptly take all actions necessary to cause Offeror’s designees to be elected as directors of Intervoice including securing the resignations of incumbent directors (except as set forth below). At such time, the persons designated by Offeror will, as nearly as practicable, constitute at least the same percentage as persons designated by Offeror shall constitute of the Intervoice board of directors of (1) each committee of the board of directors, (2) each board of directors of each subsidiary, and (3) each committee of each such board, in each case only to the extent permitted by applicable law. Notwithstanding the foregoing, until the Effective Time, Intervoice shall use its reasonable best efforts to ensure that (x) at least a majority of the Intervoice board of directors and each committee of the Intervoice board of directors and such boards and committees of its subsidiaries, as of the date Merger Agreement, who are not employees of Intervoice shall remain members of the Intervoice board of directors and of such boards and committees and (y) a majority of the Intervoice board of directors shall be independent as required by the relevant rules of the NASDAQ.

Following the election of designees of Offeror pursuant to the Merger Agreement, prior to the Effective Time, any amendment of the Merger Agreement or the Articles of Incorporation or Bylaws of Intervoice, any termination of the Merger Agreement by Intervoice, any extension by Intervoice of the time for the performance of any of the obligations or other acts of Convergys or Offeror, any waiver of any of Intervoice’s rights under the Merger Agreement, or any action that would prevent or materially delay the consummation of the Merger, shall require the concurrence of a majority of the directors of Intervoice then in office who neither were designated by Offeror nor are employees of Intervoice or any subsidiary of Intervoice.

The Merger. The Merger Agreement provides that, at the Effective Time, Offeror will be merged with and into Intervoice. Following the Merger, the separate corporate existence of Offeror will cease and Intervoice will continue as the surviving corporation (the “Surviving Corporation”) and a wholly owned subsidiary of Convergys.

Intervoice has agreed that, if required by applicable law in order to consummate the Merger, it will, in accordance with applicable law, (a) duly call, give notice of, convene and hold an annual or special meeting of the Intervoice shareholders as promptly as practicable following the consummation of the Offer for the purpose of considering and voting upon approval of the Merger, the Merger Agreement and the transactions contemplated thereby, and (b) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and the Merger Agreement, and use its reasonable best efforts (1) to obtain and furnish the information required to be included by the SEC in the proxy statement and, after consultation with Convergys, to respond promptly to any comments made by the SEC or the staff of the SEC with respect to the preliminary proxy statement and to cause a definitive proxy statement to be mailed to the Intervoice shareholders at the earliest time practicable, and (2) to obtain the necessary approvals of the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement by the Intervoice shareholders. The Merger Agreement provides that subject to the terms of the Merger Agreement, Intervoice will, through the Intervoice board of directors, recommend that the Intervoice shareholders approve and adopt the Merger Agreement, the Merger and the transactions contemplated thereby, and, except as expressly permitted by the Merger Agreement, will not withdraw, amend or modify in a manner adverse to Convergys the Intervoice board of directors recommendation. Convergys has agreed in the Merger Agreement that it will vote, or cause to be voted, all of the Shares then owned by it, Offeror or any of Convergys’ other subsidiaries in favor of the approval of the Merger and the Merger Agreement and the transactions contemplated by the Merger Agreement.

The Merger Agreement further provides that, notwithstanding the foregoing, if Convergys or Offeror acquires, together with the Shares owned by Convergys, Offeror or any other of Convergys’ subsidiaries, at least 90% of the outstanding Shares, the parties to the Merger Agreement will, at the request of Convergys, take all necessary and appropriate action to cause the Merger to become effective as promptly as reasonably practicable after the Appointment Time without a meeting of the Intervoice shareholders in accordance with Article 5.16 of the Texas Business Corporation Act (the “TBCA”) and Section 10.006 of the Texas Business Organizations Code.

Top Up Option. Intervoice granted to Offeror an irrevocable option (the “Top-Up Option”) to purchase, at a price per share equal to the Offer Price, a number (but not less than that number) of newly issued Shares (the “Top-Up Option Shares”) that, when added to the number of Shares owned, directly or indirectly, by Convergys or Offeror at the time of exercise of the Top-Up Option, constitutes one Share more than 90% of the number of Shares that will be outstanding immediately after the issuance of the Top-Up Option Shares. The Top-Up Option may be exercised, in whole but not in part, at any time on or after the Acceptance Date and prior to the earlier to occur of (i) the Effective Time and (ii) the termination of this Agreement pursuant to the Merger Agreement; provided, however, that the obligation of Intervoice to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions that (A) no provision of any applicable law and no judgment, injunction, order or decree of any governmental authority shall prohibit or require any action, consent, approval, authorization or permit of, action by, or filing with or notification to any Governmental Authority in connection with the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of such exercise,

(B) upon exercise of the Top-Up Option, the number of Shares owned, directly or indirectly, by Convergys or Offeror constitutes one Share more than 90% of the number of Shares that will be outstanding immediately after the issuance of the top Up Option Shares, (C) the number of Top-Up Option Shares issued pursuant to the Top-Up Option shall in no event exceed the number of authorized and unissued Shares not otherwise reserved for issuance for outstanding Intervoice stock options or other obligations of Intervoice, and (D) Offeror has accepted for payment and paid for all Shares validly tendered in the Offer and not validly withdrawn. Offeror will, concurrently with the exercise of the Top-Up Option, give written notice to Intervoice that as promptly as practicable following such exercise, Offeror shall consummate the Merger as contemplated by the Merger Agreement. Convergys will cause the Surviving Corporation to file to deregister Intervoice Common Stock under the U.S. federal securities laws concurrently with consummating the Merger.

Charter, By-Laws, Directors and Officers. Offeror’s certificate of formation and by-laws, as in effect immediately before the Effective Time, will be the Certificate of Formation and By-Laws of the Surviving Corporation. From and after the Effective Time, the officers of Offeror will be the initial officers of the Surviving Corporation and the directors of Offeror will be the directors of the Surviving Corporation, in each case, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Treatment of Shares in the Merger. By virtue of the Merger and without any action on the part of the Intervoice shareholders, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (a) any Shares directly owned by Intervoice, Convergys or Offeror, or any of their respective subsidiaries, and (b) Shares held by a holder who has not voted in favor of or consented to the Merger and who has properly demanded and perfected his right to be paid the fair value of such Shares (“Appraisal Shares”) in accordance with the provisions of the TBCA, which Appraisal Shares will only be entitled to the rights granted under the TBCA), will be cancelled and cease to exist, and will be converted into the right to receive an amount of cash, without interest, equal to the price paid in the Offer. If an Intervoice shareholder fails to validly perfect or loses such appraisal rights, then the Appraisal Shares will be deemed to have been canceled at the Effective Time, and such Intervoice shareholder will be entitled to receive the price paid in the Offer (payable without any interest thereon) as compensation for such cancellation. See “—Appraisal Rights.”

Treatment of Stock Options and RSUs in the Offer and the Merger. The Merger Agreement provides that Intervoice will use its reasonable best efforts to cause each holder of Intervoice stock option, whether vested or unvested, and each holder of Intervoice restricted stock unit outstanding at the Effective Time to agree, no later than immediately prior to the Effective Time, that each such stock option or restricted stock unit shall be cancelled automatically at the Effective Time and shall thereafter represent only the right to receive from Intervoice an amount of cash (i) in respect of each such Intervoice stock option, equal to the product of (A) the excess, if any, of (x) the Offer Price over (y) the exercise price per share of Intervoice common stock subject to such Intervoice stock option and (B) the number of shares of Intervoice common stock subject to such Intervoice stock option immediately prior to its cancellation, regardless of the vested status of such Intervoice stock option, and (ii) in respect of each such Intervoice restricted stock unit, equal to the product of (A) the Offer Price and (B) the number of shares of Intervoice common stock subject to such Intervoice restricted stock unit immediately prior to its cancellation, regardless of the vested status of such Intervoice restricted stock unit.

Prior to the Effective Time, the Intervoice Board (or, if appropriate, any committee administering the Intervoice stock plans) shall take or cause to be taken such actions as are required to cause (i) the Intervoice stock plans to terminate as of the Effective Time, without prejudice to the holders of Intervoice stock options and Intervoice restricted stock units, and (ii) the provisions in any other Intervoice benefit plan providing for the issuance, transfer or grant of any capital stock of Intervoice or any interest in respect of any capital stock of Intervoice to be deleted as of the Effective Time.

Representations and Warranties. Pursuant to the Merger Agreement, Intervoice has made customary representations and warranties to Convergys and Offeror with respect to, among other matters, (i) with respect to the organization, standing and qualifications; (ii) with respect to the capitalization; (iii) that Intervoice has the necessary corporate power and authority to enter into the Merger Agreement and, subject to obtaining any necessary shareholder approval of the merger, to carry out its obligations thereunder; (iv) that the execution and delivery of the Merger Agreement by Intervoice and the consummation by Intervoice of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Intervoice, subject to the approval of the merger by Intervoice’s shareholders in accordance with Texas Law; (v) that the Merger Agreement has been duly executed and delivered by Intervoice; (vi) with respect to the absence of any conflict between the terms and provisions of the Merger Agreement and the transactions contemplated thereby with any law, regulation, court order, judgment, decree, permit or license, agreements, contracts or other instruments and obligations; (vii) with respect to the absence of required waivers, consents or approvals; (viii) with respect to the accuracy of the documents filed with the Commission; (vi) with respect to Intervoice’s financial statements and its financial condition; (ix) with respect to the compliance of Intervoice with certain laws relating to the environment; (x) that Intervoice and its significant subsidiaries hold all permits, licenses, authorizations, orders and approvals of, and has made all material filings, applications and registrations with, all governmental authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; and are otherwise in compliance with all applicable laws; (xi) with respect to the receipt of an opinion from a financial advisor (xii) with respect to the absence of certain litigation with respect to Intervoice; (xiii) with respect to the accuracy and completeness of the information supplied by Intervoice in connection with the Offer or any other document to be filed with the Commission or any other governmental authority in connection with the transactions contemplated by the Merger Agreement; (xiv) that Intervoice has taken all action required to be taken by it in order to exempt the Offer and the Merger and the transactions contemplated thereby from certain state anti-takeover laws; (xv) with respect to Intervoice’s employee benefit plans; (xvi) with respect to patents, trademarks and other intellectual property of Intervoice and its subsidiaries; (xvii) with respect to certain tax returns required to be filed and certain taxes required to be paid by Intervoice and its subsidiaries; (xviii) with respect to certain material contracts; (xix) that Intervoice has implemented and maintained certain controls in compliance with the Sarbanes-Oxley Act of 2002; (xx) with respect to Intervoice’s labor matters; (xxi) with respect to certain compensation arrangements with officers and directors of Intervoice; (xxii) with respect to certain real property matters; (xxiii) that Intervoice and its subsidiaries maintain or are entitled to benefits of insurance covering material assets of Intervoice; and (xxiv) that Intervoice is in compliance with the Foreign Corrupt Practices Act of 1977 and other international trade regulations.

The representations and warranties contained in the Merger Agreement were made solely for purposes of the Merger Agreement and are qualified by information in confidential disclosure schedules provided by Intervoice to Convergys and Offeror in connection with the signing of the Merger Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between Convergys and Offeror, on the one hand, and Intervoice, on the other hand, rather than establishing matters as facts. No party will have been deemed to have breached a representation or warranty, excluding the representations and warranties relating to (i) the capitalization of Intervoice, (ii) Intervoice having taken all action required to be taken by it in order to exempt the Offer and the Merger and the transactions contemplated thereby from certain state anti-takeover laws, and (iii) certain compensation arrangements with officers and directors of Intervoice, unless such failure to be true or breach of such representation and warranty would not reasonably be expected to have a Material Adverse Effect. Accordingly, you should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts about Convergys, Offeror or Intervoice.

Efforts to Close the Transactions. In the Merger Agreement, each of Convergys, Offeror and Intervoice agreed to use its reasonable best efforts to take all actions necessary, proper or advisable under applicable law to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings and obtain all material permits, consents, approvals and authorizations necessary to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

Intervoice Rights Agreement. The Intervoice board of directors approved the amendment of, and resolved to amend, the Intervoice Rights Agreement in order to render the Intervoice Rights Agreement inapplicable to the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

Indemnification; Directors’ and Officers’ Insurance. Pursuant to the Merger Agreement, Convergys will cause the Surviving Corporation to assume the obligations with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of Intervoice and its subsidiaries as provided in the Intervoice articles of incorporation, the Intervoice bylaws, the organization documents of any subsidiary or any written indemnification contract between such directors or officers and Intervoice (in each case, as in effect on the date of the Merger Agreement), without further action, as of the Effective Time and such obligations will survive the Merger and will continue in full force and effect in accordance with their terms for a period of six years. In the Merger Agreement, Convergys also has agreed that it will maintain in effect, for a period of six years after the Effective Time, Intervoice’s current directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered under such policies as of the Effective Time, on terms no less favorable than those to such persons of such policy in effect as of the date of the Merger Agreement.

Employee Benefit Arrangements. With respect to employee benefit matters, the Merger Agreement provides that for a period from the Effective Time until December 31, 2008, the employees of Intervoice and its subsidiaries who remain in the employment of the Surviving Corporation and its subsidiaries will receive benefits that, in the aggregate, are substantially similar to those received by similarly situated employees of Convergys.

Conduct of Intervoice’s Business. During the period from the date of the Merger Agreement to the Effective Time, the Merger Agreement obligates Intervoice to conduct, and to cause each of its significant subsidiaries to conduct, its operations in the ordinary course consistent with past practice prior to the closing of the Merger, except as set forth in the Intervoice disclosure schedule, as consented to in writing in advance by Convergys or as otherwise expressly permitted or required by the Merger Agreement, and obligates Intervoice to, prior to the Effective Time and subject to certain exceptions, not (and not permit any of its significant subsidiaries to) take certain actions without the prior written consent of Convergys, including, among other things, actions related to (i) entering into or materially changing its operations, (ii) issuing, selling or otherwise permitting to become outstanding additional shares of its stock or other securities, (iii) making, declaring, paying or setting aside for payment any dividend or distribution, or adjusting, splitting, combining, redeeming or reclassifying, or repurchasing or otherwise acquire any shares of its stock, (iv) selling, transferring, mortgaging, encumbering or otherwise disposing of any of its assets, (v) acquiring all or any portion of the assets or shares of stock of any other person, (vi) amending its constituent documents, (vii) changing its financial accounting principles, (viii) entering into, amending, modifying or renewing any employment agreement with any director or employee, (ix) entering into or modifying any employee benefit plan, (x) incurring any indebtedness, (xi) discharging certain liabilities, (xii) liquidating, (xiii) changing its tax accounting methods, (xiv) entering into, terminating, amending, or modifying any material contract, (xv) entering into any agreement limiting Intervoice’s ability to do business, (xvi) closing any facilities or discontinuing any line of business, (xvii) taking, or omitting to take, any action that would result in the conditions to the Offer not being satisfied, and (xviii) entering into any contract or agreeing to do any of the foregoing.

No Solicitation. Intervoice agreed that, during the term of the Merger Agreement, it will not, and will not authorize or permit any of its subsidiaries or any of their respective directors, officers or employees or any advisor, agent, representative or subsidiaries, directly or indirectly:

•	initiate, solicit, or knowingly encourage inquiries or proposals with respect to an Acquisition Proposal;

•

engage in any discussions or negotiations concerning, or provide any confidential information or data to any third party in connection with an Acquisition Proposal or knowingly take any other action with the purpose or intent of facilitating any other inquiries or the making of any proposal that constitutes, or that reasonably may be expected to lead to, any Acquisition Proposal; or

•

subject to certain exceptions, enter into any agreement (other than a confidentiality agreement permitted the merger agreement) with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal.

The term “Acquisition Proposal” means any inquiry, proposal or offer whether in writing or otherwise, with respect to (a) any purchase of an equity interest (including by means of a tender or exchange offer) representing more than 15% of the voting power in Intervoice or any of its significant subsidiaries, (b) a merger, consolidation, other business combination, reorganization, recapitalization, dissolution, liquidation or similar transaction involving Intervoice or any of its significant subsidiaries or (c) any purchase of assets, businesses, securities or ownership interests (including the securities of any significant subsidiary of Intervoice) representing more than 15% of the consolidated assets of Intervoice and its significant subsidiaries, other than the transactions contemplated by the Merger Agreement.

Notwithstanding the foregoing, at any time prior to the Appointment Time Intervoice may, in response to an unsolicited Acquisition Proposal received by Intervoice which did not result from a breach of the Merger Agreement, furnish information to, or enter into discussions or negotiations with, or waive any standstill with, any person that has made, an unsolicited bona fide written Acquisition Proposal if, and only to the extent that:

•

such Acquisition Proposal constitutes a Superior Proposal or the Intervoice Board, after consulting with Intervoice’s outside legal and financial advisors, determines in good faith that such Acquisition Proposal, after furnishing such information and entering into such discussions or negotiations, could reasonably be expected to result in a Superior Proposal;

•

Intervoice and its subsidiaries are otherwise in compliance with the no solicitation section of the merger agreement (including, prior to furnishing such information to, or entering into discussions or negotiations with, such person, by providing written notice to Company to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person);

•

prior to furnishing such information, Intervoice receives from such person an executed confidentiality agreement with terms substantially similar to and no less favorable to Intervoice than those contained in the confidentiality agreement between Intervoice and Convergys; and

•	Intervoice keeps Convergys informed, on a reasonably current basis, of the status of any such discussions or negotiations as provided above.

The term “Superior Proposal” means an Acquisition Proposal (with all references to “15%” in the definition thereof deemed to be “66 2/3” for the purposes of this definition) made by any person on terms that Intervoice board of directors determines in good faith, after consultation with Intervoice’s financial and legal advisors, and considering such factors as the Intervoice board of directors considers to be appropriate (including the conditionality and the timing and likelihood of success of such proposal), are more favorable to Intervoice and its shareholders than the transactions contemplated by the Merger Agreement.

Intervoice shall promptly (and, in any event, within two business days) notify Convergys of the existence of any proposal, discussion, negotiation or inquiry received by Intervoice with respect to any Acquisition Proposal, the material terms and conditions of any proposal, discussion, negotiation or inquiry that it may receive and the identity of the person making such proposal or inquiry, and any modification of or amendment thereto, and will keep Convergys reasonably apprised of any related developments, discussions, and negotiations.

Intervoice shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Convergys) conducted before the date of the Merger Agreement with respect to any Acquisition Proposal.

Intervoice or the Intervoice board of directors are not restricted from (i) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to Intervoice’s shareholders if, in the good faith judgment of the Intervoice board of directors, after consultation with outside counsel and financial advisor, failure to make such disclosure would be inconsistent with applicable law.

Neither the Intervoice board of directors nor any committee thereof shall (i) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, (ii) cause or permit Intervoice to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement with respect to any Acquisition Proposal or (iii) withdraw or modify in a manner adverse to Convergys or Offeror, or publicly propose to withdraw or modify in a manner adverse to Convergys or Offeror, the Intervoice board of directors’ recommendation regarding the Merger. Notwithstanding the foregoing, the Intervoice board of directors may, at any time, withdraw, modify or amend the Intervoice board of directors’ recommendation (an “Intervoice Board Change of Recommendation”) if the Intervoice board of directors has concluded in good faith, after consultation with its outside legal advisors, that the failure of the Intervoice board of directors to effect an Intervoice Board Change of Recommendation would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to Intervoice’s shareholders under applicable law.

Prior to the Acceptance Date, the Intervoice board of directors (or any duly constituted committee thereof) may, in response to a Superior Proposal that did not result from a breach of the no solicitation provision of the Merger Agreement, cause Intervoice to terminate the Merger Agreement and concurrently with such termination enter into a definitive agreement providing for the transactions contemplated by such Superior Proposal; provided, however, that Intervoice shall not terminate the Merger Agreement unless it has complied with all the provisions of the no solicitation section of the Merger Agreement, including certain notification provisions, and with all applicable termination requirements (including, but not limited to, the payment of the termination fee prior to or concurrently with such termination) in connection with such Superior Proposal; and provided further, however, that Intervoice shall not exercise its right to terminate Merger Agreement:

•

until after the fifth business day following actual receipt by Convergys of written notice from Intervoice advising Convergys that Intervoice has received a Superior Proposal, specifying the material terms and conditions of the Superior Proposal and attaching the most current versions of the definitive agreement, all exhibits and other attachments thereto and agreements (such as shareholder agreements) ancillary thereto to effect such Superior Proposal, and identifying the person making such Superior Proposal (a “Notice of Superior Proposal”) and stating that the Intervoice board of directors intends to cause Intervoice to exercise its right to terminate the Merger Agreement (it being understood that, prior to any termination taking effect, any amendment to the price or any other material term of a Superior Proposal (such amended Superior Proposal, a “Modified Superior Proposal”) shall require a new Notice of Superior Proposal and a new five business day period with respect to such Modified Superior Proposal); and

•	unless either:

•

on or before the expiration of the five business day period following the actual receipt by Convergys of any Notice of Superior Proposal, Convergys does not make such adjustments in the terms and conditions of the Merger Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal (a “Matching Agreement”) in response to such Superior Proposal; or

•

following receipt of a Matching Agreement within the five business day period, the Intervoice board of directors (or any duly constituted committee thereof) concludes in good faith, after consultation with Intervoice’s outside legal and financial advisors and after taking into consideration the Matching Agreement, that the Superior Proposal to which the Notice of Superior Proposal relates continues to be a Superior Proposal.

Access to Information. The Merger Agreement provides that Intervoice will give Convergys and its representatives reasonable access during normal business hours and upon reasonable prior notice to Intervoice during the period prior to the Effective Time, to all Intervoice’s books, records (including, without limitation, certain tax returns and work papers of independent auditors) and properties and to such other information as Convergys may reasonably request. It also provides that each of Convergys and Intervoice will hold, and will cause their respective representatives to hold, all information received from the other party in confidence in accordance with, and will otherwise abide by and be subject to, the terms and conditions of the confidentiality agreement between Intervoice and Convergys.

Conditions to Consummation of the Merger. Pursuant to the Merger Agreement, the respective obligations of Convergys, Offeror and Intervoice to consummate the Merger are subject to the satisfaction of each of the following conditions:

•	if and to the extent required by applicable law, Intervoice shareholders will have approved and adopted the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement;

•	Convergys or Offeror will have accepted for payment and paid for the Shares pursuant to the Offer in accordance with the terms of the Merger Agreement; and

•

No governmental authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, injunction, order, decree or ruling that has the effect of making the acquisition of Shares by Convergys or Offeror illegal or otherwise restricting, preventing or prohibiting consummation of the transactions contemplated by the Merger Agreement.

Termination. The Merger Agreement may be terminated prior to the Effective Time, and the Offer and the Merger may be abandoned (notwithstanding any approval of the Merger Agreement by the Intervoice shareholders):

•	by mutual written consent of Convergys and Intervoice;

•	by either Convergys or Intervoice, if:

•

if any enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) preventing, prohibiting or making illegal consummation of the Offer or the Merger is in effect and becomes final and nonappealable; or

•

if the Offer has expired or been terminated in accordance with the terms of the Merger Agreement without Convergys or Offeror having accepted for purchase any Shares pursuant to the Offer, other than due to a breach of the Merger Agreement by the terminating party;

•

by Convergys if Intervoice has (1) willfully and materially breached the no solicitation section of the Merger Agreement; or (2) materially breached any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach of failure to perform (i) would result in any of the events relating to a breach by Intervoice of its representations, warranties and covenants that would permit Convergys and Offeror not to close the Offer (as described in Section 14—“Conditions of the Offer”) and (ii) is not cured, or incapable of being cured, by Intervoice within 15 calendar days following receipt of written notice of such breach or failure to perform by Convergys;

•

by Intervoice if Convergys or Offeror has materially breached any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach of failure to perform (i) would prevent Convergys or Offeror from performing its obligations under the Merger Agreement and (ii) is not cured, or incapable of being cured, by Intervoice within 15 calendar days following receipt of written notice of such breach or failure to perform by Convergys;

•

by Convergys or Offeror, prior to the Appointment Time, in the event that (1) the Intervoice board of directors withdraws or modifies in any manner adverse to Convergys its recommendation for the Offer, the Merger or the Merger Agreement, (2) Intervoice enters into any agreement with respect to any Acquisition Proposal, or (3) the Intervoice board of directors shall have resolved to do any of the foregoing;

•

by Intervoice, prior to the Appointment Time, in accordance with the terms and subject to the conditions of its fiduciary right to terminate the Merger Agreement to accept a Superior Proposal; provided that, concurrently with such termination, Intervoice pays to Convergys the termination fee pursuant to the Merger Agreement described below; or

•	by Intervoice, if Convergys or Offeror will have failed to commence the Offer as provided in the Merger Agreement.

With respect to Intervoice, the Merger Agreement defines a “Material Adverse Effect” as any effect that is, or would reasonably expected to be, material and adverse to the financial condition, results of operations or business of Intervoice and its subsidiaries, taken as a whole, excluding in each case the impact of (1) changes in laws or regulations of general applicability or changes in the interpretation thereof by governmental authorities, (2) changes in general economic, financial market or political conditions, (3) changes in any financial, banking, or securities markets (including any disruption thereof or any decline in the price of any security or any market index), (4) the failure of Intervoice to meet revenue, backlog or earnings projections or expectations, (5) further developments (other than a final judgment) in previously disclosed litigation or claims, or (6) changes resulting from the announcement or the existence of, or compliance with, the Merger Agreement and the transactions contemplated thereby. Convergys or Offeror is not required to accept for payment and pay for the Shares pursuant to the Offer if there shall have occurred any event, change, effect or occurrence which has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to Intervoice.

Effect of Termination. In the event of the termination of the Merger Agreement by either Intervoice or Convergys in accordance with its terms, the Merger Agreement will become void and there shall be no liability on the part of any party thereto or any of its affiliates, directors, officers or shareholders except that (1) Intervoice or Convergys may have liability or obligations as set forth in the Merger Agreement and (2) if the Merger Agreement is terminated because of a breach of the Merger Agreement by Convergys or because one or more of the conditions to Intervoice’s obligations under the Merger Agreement is not satisfied as a result of Convergys’ failure to comply with its obligations under the Merger Agreement, Intervoice’s right to pursue all legal remedies will survive such termination unimpaired. Notwithstanding the foregoing, nothing herein shall relieve Intervoice or Convergys from liability for any willful breach hereof or willful misrepresentation herein.

If:

•

Intervoice terminates the Merger Agreement at any time prior to the Acceptance Date (and in no event after the Acceptance Date), in order to enter into a transaction, pursuant to and in accordance with the terms and conditions of the no solicitation section of the Merger Agreement, that constitutes a Superior Proposal;

•

Convergys terminates the Merger Agreement (i) due to a willful and material breach of any of the covenants and agreements set forth in no solicitation section of the Merger Agreement or (ii) the Intervoice board of directors withdraws or modifies its recommendation in any manner adverse to Convergys, (iii) Intervoice enters into any agreement with respect to any Acquisition Proposal, or (iv) the Intervoice board of directors shall have resolved to do either (ii) or (iii);

•

Convergys or Intervoice terminates the Merger Agreement at any time during which the Merger Agreement is terminable by Convergys in accordance with the previous bullet point and (i) the Offer expires pursuant to its terms without any Shares being purchased thereunder or (ii) Convergys or Offeror has not accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms thereof or the Merger Agreement on or before December 31, 2008 (the “Termination Date”), provided, however, that the right to terminate the Merger Agreement is not available to any party to the extent that such party’s failure to comply with any provision of the Merger Agreement has resulted in the failure of any of the conditions to the Offer as described in Section 14 hereof. See Section 14—“Conditions of the Offer”; or

the Merger Agreement is terminated:

•

(i) by Convergys or Intervoice if any governmental authority has enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Offer or the Merger illegal or otherwise preventing or prohibiting consummation of the Offer or the Merger; provided that the party seeking to terminate the Merger Agreement shall have used its reasonable best efforts to remove or lift such injunction, order, decree or ruling (other than an injunction, order, decree or ruling based on or related to any applicable antitrust or competition law or regulation), (ii) by Convergys if a material breach of any of the covenants or agreements (other than the no solicitation covenant) or any of the representations or warranties set forth in the Merger Agreement on the part of Intervoice such that, with respect to this clause (ii), any of the events set forth in the first four bullet points of Section 14—“Conditions of the Offer” has occurred, which breach is not cured within 15 days following written notice to Intervoice, or which breach, by its nature or timing, cannot be cured prior to the consummation of the Offer, (iii) by Convergys or Intervoice if the Offer expires pursuant to its terms without any Shares being purchased thereunder, or (iv) by Convergys or Intervoice if Convergys or Offeror shall not have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms thereof or the Merger Agreement on or before the Termination Date, provided, however, that the right to terminate the Merger Agreement shall not be available to any party to the extent that such party’s failure to comply with any provision of the Merger Agreement has resulted in the failure of any of the conditions to the Offer as described in Section 14 hereof. See Section 14—“Conditions of the Offer”;

•	there was publicly disclosed, at or prior to the time of such termination, a bona fide Acquisition Proposal with respect to Intervoice; and

•

a definitive agreement or letter of intent was entered into by Intervoice with respect to an Acquisition Proposal within twelve months of such termination of the Merger Agreement or an Acquisition Proposal otherwise is consummated within twelve months of such termination of the Merger Agreement;

then Intervoice will pay Convergys a termination fee equal to $14,500,000.

Amendment. At any time prior to the Effective Time, any provision of the Merger Agreement may be (a) waived by the party benefited by the provision, but only in writing, or (b) amended or modified at any time, but only by a written agreement executed in the same manner as the Merger Agreement, except to the extent that any such amendment would violate applicable law or require submission or resubmission of the Merger Agreement or the Plan of Merger contained therein to the shareholders of Intervoice.

Waiver. At any time prior to the Effective Time, any provision of the Merger Agreement may be waived by the party benefited by the provision, but only in writing.

Expenses. All fees and expenses incurred in connection with the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party to the Merger Agreement incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

(c) Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, shareholders will have certain rights under Articles 5.12 and 5.13 of the TBCA to dissent and demand the fair value of their Shares (the “Dissenting Shares”). Such rights to dissent, if the statutory procedures are met, could lead to a judicial determination of the fair value of the Dissenting Shares, as of the day prior to the date on which the shareholders’ vote, if applicable, was taken approving the Merger or similar business combination (excluding any appreciation or depreciation in value in anticipation of the Merger), required to be paid in cash to such dissenting holders for their Dissenting Shares. In addition, such dissenting shareholders would be entitled to receive payment of a fair rate of interest from 91 days after the date of the shareholders’ vote, if applicable, was taken approving the Merger or similar business combination on the amount determined to be the fair value of their Dissenting Shares. A court determining the fair value of the Dissenting Shares may take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Dissenting Shares, including, among other things, asset values and earning capacity. Therefore, the value so determined in any appraisal proceeding could be the same as, or more or less than, the purchase price per Share in the Offer or the Merger consideration.

The foregoing summary of the rights of dissenting shareholders under the TBCA does not purport to be a complete statement of the procedures to be followed by Intervoice shareholders desiring to exercise any available appraisal rights.

The preservation and exercise of appraisal rights require strict adherence to the applicable provisions of the TBCA. Failure to follow the steps required by the TBCA for perfecting appraisal rights may result in the loss of such rights. Intervoice shareholders who tender shares in the Offer will not have appraisal rights.

(d) Tender and Voting Agreements. The following summary of the material terms of the Tender and Voting Agreements is qualified in its entirety by reference to the copy of the form Tender and Voting Agreement filed as an exhibit to the Tender Offer Statement on Schedule TO that Convergys and Offeror have filed with the SEC, which you may examine and copy as set forth in Section 9—“Information Concerning Convergys and Offeror.”

In connection with the execution of the Merger Agreement, David W. Brandenburg and Robert E. Ritchey (the “Committed Shareholders”) who beneficially own an aggregate amount of approximately 6.5% of the Shares (the “Committed Shares”), entered into separate agreements (the “Tender and Voting Agreements”) with Convergys.

Tender of Shares. The Committed Shareholders each agreed to tender his portion of the Committed Shares into the Offer.

Transfer of Shares. The Committed Shareholders agreed that during the term of the Tender and Voting Agreements, they will not (a) tender into any tender or exchange offer or otherwise sell, transfer, pledge, assign, hypothecate or otherwise dispose of, or encumber, any of the Committed Shares (with the exception of David W. Brandenburg who, under certain conditions, may sell and pledge certain Committed Shares held in margin accounts), (b) acquire any shares of common stock or other securities of Intervoice, including, without limitation, by exercising any stock options, (c) deposit the Committed Shares into a voting trust, enter into a voting agreement or arrangement with respect to the Committed Shares or grant any proxy or power of attorney with respect to the Committed Shares, or (d) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, transfer, pledge, assignment, hypothecation or other disposition of any interest in or the voting of any shares of common stock or any other securities of Intervoice.

Grant of Proxy. The Committed Shareholders agreed to revoke any and all prior proxies or powers of attorney in respect of the Committed Shares and constituted and appointed Convergys and the Offeror, or any nominee of Convergys and the Offeror, with full power of substitution, during and for the term of the Tender and Voting Agreements, as their true and lawful proxy, for and in their name, place and stead, to vote all the Committed Shares, at any annual, special or adjourned meeting of the shareholders of Intervoice (i) in favor of approval and adoption of the Merger and the transactions contemplated thereby and (ii) against (A) any Acquisition Proposal (B) any action or agreement that would impair the ability of Convergys and Offeror to Complete the Offer or Merger, the ability of Intervoice to consummate the Merger, or that otherwise would be inconsistent with, prevent, impede or delay the consummation of the transactions contemplated by the Tender and Voting Agreements and the Merger Agreement. The proxy is coupled with an interest, and the Committed Shareholders declared it to be irrevocable.

No Solicitation. The Committed Shareholders agreed that they will not, directly or indirectly, through any agent, financial advisor, attorney, accountant or other representative or otherwise, (i) solicit, initiate or encourage submission of proposals or offers from any person relating to, or that could reasonably be expected to lead to, an Acquisition Proposal or (ii) participate in any negotiations or discussions regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek an Acquisition Proposal; provided, however, that the foregoing will not prohibit the Committed Shareholders from taking any actions as director or officer with respect to the foregoing in accordance with the terms of the Merger Agreement.

Representations and Warranties. The Tender and Voting Agreements contain various customary representations and warranties of the parties thereto including, without limitation, representations by the Committed Shareholders as to power and authority, absence of any required filings and consents, and ownership and title to the Committed Shares.

Termination. The Tender and Voting Agreements will terminate upon the earlier to occur of (i) the purchase of all the Shares pursuant to the Offer (ii) the date the Merger Agreement is terminated in accordance with its terms, or (iii) by mutual written consent of the Committed Shareholders and Convergys.

(e) “Going Private” Transactions. The SEC has adopted Rule 13e-3 promulgated under the Exchange Act, which is applicable to certain “going private” transactions and which may, under certain circumstances, be applicable to the Merger. However, Rule 13e-3 would be inapplicable if (1) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination or (2) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Convergys and Offeror believe that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the consummation of the Offer and, in the Merger, the Intervoice shareholders will receive the same price per Share as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority shareholders in the transaction be filed with the SEC and disclosed to shareholders prior to the consummation of the transaction.

(f) Plans for Intervoice. In connection with the Offer, Convergys and Offeror have reviewed and will continue to review various possible business strategies that they might consider in the event that Offeror acquires control of Intervoice, whether pursuant to the Offer, the Merger or otherwise. These changes could include, among other things, changes in Intervoice’s business corporate structure, capitalization and management. Upon the consummation of the Merger, Intervoice will become a wholly owned subsidiary of Convergys.

12. SOURCE AND AMOUNT OF FUNDS

Offeror estimates that the total amount of funds required to purchase all outstanding Shares pursuant to the Offer and to complete the Merger and to pay related fees and expenses will be approximately $335 million after giving effect to proceeds received in connection with the exercise of Intervoice options and excluding Intervoice’s fees and expenses. Convergys will ensure that Offeror has sufficient funds to acquire all of the outstanding Shares pursuant to the Offer and the Merger. Convergys currently intends to fund the Offeror through existing and new credit facilities and cash on hand.

13. DIVIDENDS AND DISTRIBUTIONS

The Merger Agreement provides that, without the prior written consent of Convergys, Intervoice will not, and will not permit any of its significant subsidiaries to, prior to the Effective Time:

•

make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock, other than dividends from its wholly owned subsidiaries to it or another of its wholly owned subsidiaries;

•	directly or indirectly adjust, split, combine, redeem or reclassify, or purchase or otherwise acquire any of its stock;

•

issue, sell or otherwise permit to become outstanding or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock or any other securities (including long-term debt) or any rights with respect to its stock or any other securities; or

•	permit any additional shares of its stock to become subject to new grants under certain stock plans or otherwise.

14. CONDITIONS OF THE OFFER

Notwithstanding any other provision of the Offer, Offeror shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, pay, and (subject to any such rules or regulations) may, to the extent expressly permitted by the Merger Agreement, delay the acceptance for payment for, or the payment for, any Shares validly tendered and not properly withdrawn, and, to the extent permitted by the Merger Agreement, may amend or terminate the Offer if, at the expiration of the Offer, as extended or amended: (1) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer (the “HSR Condition”); (2) any approval or consent of any governmental authority which is necessary for the Transactions to be consummated in accordance with the terms of the Merger Agreement, or any relevant statutory, regulatory or other governmental waiting periods, whether domestic, foreign or supranational, the failure of which to be obtained or to be in full force and effect, and any waiting period the failure of which to have expired, would, upon the purchase of the Shares pursuant to the Offer, have, individually or in the aggregate, a Material Adverse Effect on Intervoice, shall not have been obtained or be in full force and effect or shall not have expired (the “Regulatory Condition”); (3) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which, together with any other Shares beneficially owned by Convergys or its wholly owned subsidiaries, constitute more than two-thirds of all the fully diluted Shares of Intervoice (the “Minimum Condition”); or (4) any of the following conditions shall occur and be continuing:

•

(i) any of the representations and warranties of Intervoice relating to the Common Stock (other than de minimis variations), takeover laws applicable to Intervoice, or compensation arrangements with certain employees and directors of Intervoice, of the Merger Agreement shall not be true and correct in all respects, in each case at and as of the date of the Merger Agreement and at and as of the Acceptance Date as though made at and as of the Acceptance Date (except to the extent expressly made as of an earlier date, in which case as of such date), or (ii) any of the other representations and warranties of Intervoice set forth in the Merger Agreement shall not be true and correct in each case at and as of the date of the Merger Agreement and at and as of the Acceptance Date as though made at and as of the Acceptance Date (except to the extent expressly made as of an earlier date, in which case as of such date), in each instance, in the case of this clause (ii) only, except as would not reasonably be expected to have a Material Adverse Effect with respect to Intervoice.

•

(i) Intervoice shall have failed to perform or comply in any respect with certain compensation approval covenants of the Merger Agreement, or (ii) Intervoice shall have failed to perform or comply in any material respect with any other of its agreements, obligations or covenants under the Merger Agreement, and such failure to perform or comply with such other agreements, obligations or covenants shall not have been cured to the good faith satisfaction of Offeror;

•	The Merger Agreement shall have been terminated in accordance with its terms;

•

there shall have occurred any event, change, effect or occurrence which has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to Intervoice;

•	Offeror and Intervoice shall have agreed that Offeror shall terminate the Offer or postpone the acceptance for payment of Shares thereunder; or

•

a governmental authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, injunction, order, decree or ruling (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Convergys or Offeror or any affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consummation of the Transactions.

The foregoing conditions are for the sole benefit of Convergys and Offeror, may be waived by Offeror in whole or in part at any time and from time to time in its sole discretion (except for the Minimum Condition which may not be waived without the prior written consent of Intervoice). The failure by Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

With respect to Intervoice, the Merger Agreement defines a “Material Adverse Effect” as any effect that is, or would reasonably expected to be, material and adverse to the financial condition, results of operations or business of Intervoice and its subsidiaries, taken as a whole, excluding in each case the impact of (1) changes in laws or regulations of general applicability or changes in the interpretation thereof by governmental authorities, (2) changes in general economic, financial market or political conditions, (3) changes in any financial, banking, or securities markets (including any disruption thereof or any decline in the price of any security or any market index), (4) the failure of Intervoice to meet revenue, backlog or earnings projections or expectations, (5) further developments (other than a final judgment) in previously disclosed litigation or claims, or (6) changes resulting from the announcement or the existence of, or compliance with, the Merger Agreement and the transactions contemplated thereby.

15. LEGAL MATTERS; REQUIRED REGULATORY APPROVALS

Except as set forth in this Offer to Purchase, based on Convergys’ and Offeror’s review of publicly available filings by Intervoice with the SEC and other information regarding Intervoice, neither Convergys nor Offeror is aware of any licenses or regulatory permits that appear to be material to the business of Intervoice and its subsidiaries, taken as a whole, that might be adversely affected by Offeror’s acquisition of Shares in the Offer. In addition, neither Convergys nor Offeror is aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency under laws regulating competition other than the filings under the HSR Act that would be required for Offeror’s acquisition or ownership of the Shares. Should any such approval or other action be required, Convergys and Offeror expect to seek such approval or action, except as described under “—State Takeover Laws.” Should any such approval or other action be required, Convergys and Offeror cannot be certain that Convergys and Offeror would be able to obtain any such approval or action without substantial conditions or that adverse consequences might not result to Intervoice’s or its subsidiaries’ businesses, or that certain parts of Intervoice’s, Convergys’, Offeror’s or any of their respective subsidiaries’ businesses might not have to be disposed of or held separate in order to obtain such approval or action. In that event, Offeror may not be required to purchase any Shares in the Offer. See the “Introduction” to this Offer to Purchase and Section 14—“Conditions of the Offer” for a description of the conditions to the Offer.

State Takeover Laws. Intervoice is incorporated in Texas and is subject to Part Thirteen (the “Business Combination Law”) of the TBCA. In general, the Business Combination Law prevents an “affiliated shareholder” or its affiliates or associates from entering into or engaging in a “business combination” with an “issuing public corporation” during the three-year period immediately following the affiliated shareholder’s acquisition of shares unless: (1) before the date the person became an affiliated shareholder, the board of directors of the issuing public corporation approved the business combination or the acquisition of shares made by the affiliated shareholder on that date; or (2) not less than six months after the date the person became an affiliated shareholder, the business combination is approved by the affirmative vote of holders of at least two-thirds of the issuing public corporation’s outstanding voting shares not beneficially owned by the affiliated shareholder or its affiliates or associates.

For the purposes of the Business Combination Law, an “affiliated shareholder” is defined generally as a person who is or was within the preceding three-year period the beneficial owner of 20% or more of a corporation’s outstanding voting shares. A “business combination” is defined generally to include: (1) mergers or share exchanges; (2) dispositions of assets having an aggregate value equal to 10% or more of the market value of the assets or of the outstanding common stock representing 10% or more of the earning power or net income of the corporation; (3) certain issuances or transaction by the corporation that would increase the affiliated shareholder’s number of shares of the corporation; (4) certain liquidations or dissolutions; and (5) the receipt of tax, guarantee, loan or other financial benefits by an affiliated shareholder of the corporation.

An “issuing public corporation” is defined generally as a Texas corporation with 100 or more shareholders, any voting shares registered under the Exchange Act, or any voting shares qualified for trading in a national market system.

In accordance with the provisions of Article 13.03 of the TBCA, the Intervoice board of directors has approved the Merger Agreement and the transactions contemplated thereby, as described in Section 10 above and, therefore, the restrictions of Part Thirteen of the TBCA are inapplicable to the Merger and the transactions contemplated by the Merger Agreement.

A number of states have adopted takeover laws and regulations that purport to be applicable to attempts to acquire securities of corporations that are incorporated in those states or that have substantial assets, shareholders, principal executive offices or principal places of business in those states. To the extent that these state takeover statutes (other than Section 13.03 of the TBCA) purport to apply to the Offer or the Merger, Convergys and Offeror believe that those laws conflict with U.S. federal law and are an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in Edgar v. Mite Corp., invalidated on constitutional grounds the Illinois Business Takeovers Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. The reasoning in that decision is likely to apply to certain other state takeover statutes. In 1987, however, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and, in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining shareholders, as long as those laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma because they would subject those corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the U.S. Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

Except as set forth in this Offer to Purchase, Convergys and Offeror have not attempted to comply with any state takeover statutes in connection with the Offer or the Merger. Convergys and Offeror reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase nor any action that Convergys and Offeror take in connection with the Offer is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to the Offer or the Merger, as applicable, Convergys and Offeror may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Convergys and Offeror might be unable to accept for payment or purchase Shares tendered in the Offer or be delayed in continuing or consummating the Offer. In that case, Offeror may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 14—“Conditions of the Offer.”

Antitrust. Under the HSR Act, and the related rules and regulations that have been issued by the U.S. Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. These requirements apply to Convergys by virtue of Offeror’s acquisition of Shares in the Offer and the Merger.

Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15-calendar-day waiting period following the filing of certain required information and documentary material concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. Convergys has filed a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger on July 30, 2008, and the required waiting period with respect to the Offer and the Merger will expire at 11:59 p.m., New York City time, on the 15th calendar day after the filing, unless earlier terminated by the FTC or the Antitrust Division or Convergys receives a request for additional information or documentary material prior to that time. If, within the 15-calendar-day waiting period, either the FTC or the Antitrust Division requests additional information or documentary material from Convergys, the waiting period with respect to the Offer and the Merger would be extended for an additional period of ten calendar days following the date of Convergys’ substantial compliance with that request. If either the 15-day or 10-day waiting period expires on a Saturday, Sunday or legal holiday, then the period is extended until the end of the next day that is not a Saturday, Sunday or legal public holiday. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act rules. After that time, the waiting period could be extended only by court order or with Convergys’ consent. The FTC or the Antitrust Division may terminate the additional ten-calendar-day waiting period before its expiration. In practice, complying with a request for additional information or documentary material can take a significant period of time. Although Intervoice is required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither Intervoice’s failure to make those filings nor a request made to Intervoice from the FTC or the Antitrust Division for additional information or documentary material will extend the waiting period with respect to the purchase of Shares in the Offer and the Merger.

The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions, such as Convergys’ acquisition of Shares in the Offer and the Merger. At any time before or after Offeror’s purchase of Shares, the FTC or the Antitrust Division could take any action under the antitrust laws that it either considers necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares in the Offer and the Merger, the divestiture of Shares purchased in the Offer or the divestiture of substantial assets of Convergys, Offeror, Intervoice or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general also may bring legal actions under the antitrust laws under certain circumstances. See Section 14—“Conditions of the Offer.”

Based upon an examination of publicly available information relating to the businesses in which Intervoice is engaged, however, Convergys and Offeror believe that the acquisition of Shares in the Offer and the Merger should not violate applicable antitrust laws. Nevertheless, Convergys and Offeror cannot be certain that a challenge to the Offer and the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 14—“Conditions of the Offer.”

16. FEES AND EXPENSES

Convergys has retained Georgeson, Inc. as Information Agent in connection with the Offer. The Information Agent may contact the Intervoice shareholders by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the Offer to beneficial owners of Shares. Convergys will pay the Information Agent reasonable and customary compensation for these services in addition to reimbursing the Information Agent for its reasonable out-of-pocket expenses. Convergys has agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including certain liabilities under the U.S. federal securities laws. In addition, Convergys has retained Computershare Trust Company, N.A. as the Depositary. Convergys will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

Except as set forth above, Convergys will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Convergys will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

17. MISCELLANEOUS

Convergys and Offeror are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Convergys and Offeror become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Convergys and Offeror will make a good faith effort to comply with that state statute. If, after a good faith effort, Convergys and Offeror cannot comply with the state statute, Offeror will not make the Offer to, nor will Offeror accept tenders from or on behalf of, the Intervoice shareholders in that state. Convergys and Offeror have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 promulgated under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, Intervoice has filed with the SEC the Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 promulgated under the Exchange Act, setting forth the recommendation of the Intervoice board of directors with respect to the Offer and the reasons for the recommendation of the Intervoice board of directors and furnishing certain additional related information. A copy of these documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 8—“Information Concerning Intervoice” and Section 9—“Information Concerning Convergys and Offeror.”

Neither Convergys nor Offeror has authorized any person to give any information or to make any representation on behalf of either Convergys or Offeror not contained in this Offer to Purchase or in the related Letter of Transmittal, and, if given or made, you should not rely on any such information or representation as having been authorized.

Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Convergys, Offeror, Intervoice or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

August 1, 2008	DIALOG MERGER SUB, INC.

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF CONVERGYS AND OFFEROR

1. CONVERGYS

The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Convergys. Unless otherwise indicated, each director and executive officer has been so employed for a period in excess of five years. Unless otherwise indicated, the business address of each of these individuals is c/o Convergys Corporation, at 201 East Fourth Street, Cincinnati, Ohio 45202, and each of these individuals is a citizen of the United States of America.

Directors

Name	Principal Occupation and Five-Year Employment History
Zoe Baird	President of the Markle Foundation since 1998 (director of Chubb Corporation and Boston Properties).

John F. Barrett

Chairman of the Board of Western & Southern Financial Group, Inc. and The Western and Southern Life Insurance Company since 2002, President and Chief Executive Officer of Western & Southern Financial Group, Inc. since 2000, President and Chief Executive Officer of The Western and Southern Life Insurance Company since 1994 (director of The Fifth Third Bancorp and its subsidiary, The Fifth Third Bank, and The Andersons, Inc.).

Willard W. Brittain

Chairman and Chief Executive Officer of Professional Resources on Demand, an executive search, interim placement, and business advisory firm since 2002, Chief Operating Officer of PwC Consulting since 2000 and PricewaterhouseCoopers LLP since 1995 (director of Perini Corporation, Analysts International Corporation and DaVita Inc.)

David B. Dillon

Chairman and Chief Executive Officer of The Kroger Co. since 2004; Chief Executive Officer of The Kroger Co. since 2003, President of The Kroger Co. (1995-2003); Chief Operating Officer of The Kroger Co. (1995-1999 and 2000-2003) (director of The Kroger Co.).

David F. Dougherty

President and Chief Executive Officer since April 17, 2007; President and Chief Operating Officer, 2005-2007; Executive Vice President, Global Information Management, 2003-2005; Chief Development Officer of Convergys, 2000-2003.

Joseph E. Gibbs

Chairman, Gibbs Investments, LLC since 2002, Co-Founder, Vice Chairman, President and Chief Executive Officer of TGC, Inc. (The Golf Channel) (1991-2001) (director of Gibbs Investments, LLC, Digital Media Arts College and Front Row Media).

Thomas L. Monahan III

Chairman and CEO of The Corporate Executive Board Company since January 2008, Chief Executive Officer of The Corporate Executive Board Company since 2005, General Manager of the Finance, the Legal & Administration, the Strategy & Innovation, the Information Technology and the Operations Divisions of The Corporate Executive Board Company (2002-2005) (director of The Corporate Executive Board Company).

Philip A. Odeen

Non-Executive Chairman of The AES Corporation since January 2008, Non-Executive Chairman of Avaya Inc. (July 2006 – October 2007); Non-Executive Chairman of The Reynolds and Reynolds Company (2005-2006); Chief Executive Officer of QinetiQ NA Ops., (2005-2006); Chief Executive Officer of The Reynolds and Reynolds Company (July – January 2005) (director of Northrop Grumman Corporation and The AES Corporation).

Name	Principal Occupation and Five-Year Employment History
Sidney A. Ribeau	President of Howard University since April 2008, former President of Bowling Green State University since 1995 (director of The Andersons, Inc. and Worthington Industries, Inc.).

Richard F. Wallman

Retired Senior Vice President and Chief Financial Officer of Honeywell International, Inc. since July 2003, Senior Vice President and Chief Financial Officer of Honeywell International, Inc. (March 1995 – July 2003) (director of Ariba, Inc., Hayes Lemmerz International Inc., Lear Corporation and Roper Industries, Inc.).

David R. Whitman	Retired Chairman and Chief Executive Officer of Whirlpool Corporation since July 2004, Chairman and Chief Executive Officer of Whirlpool Corporation (1987-2004) (director of PPG Industries, Inc.).

Executive Officers

Name	Principal Occupation and Five-Year Employment History
David F. Dougherty

President and Chief Executive Officer since April 17, 2007; President and Chief Operating Officer, 2005-2007; Executive Vice President, Global Information Management, 2003-2005; Chief Development Officer of Convergys, 2000-2003.

Earl C. Shanks	Chief Financial Officer since November 13, 2003; Senior Vice President and Chief Financial Officer of NCR Corporation, 2001-2003.

Karen R. Bowman	General Counsel and Corporate Secretary since September 1, 2007; President, Human Resource Management, 1999-2007.

Clark D. Handy

Senior Vice President, Human Resources since December 11, 2006; Executive Vice President, Human Resources of Teleflex, Incorporated, 2003 – 2006; Vice President, Human Resources in the Global Research and Development Division of Wyeth Pharmaceuticals, 2000 – 2003.

Timothy M. Wesolowski

Senior Vice President, Controller and Treasurer since December 5, 2007; Senior Vice President and Controller, 2005-2007: Vice President and Treasurer, 2004 – 2005; Director of Finance/Group Controller, Fiberglass-Composite Pipe Group of Ameron International, 2002-2004.

Andrea J. Ayers

President, Relationship Technology Management since September 1, 2007; President, Government and New Markets, 2005-2007; Vice President, Customer Management Marketing, 2003 – 2005; General Manager, DBS Division, 2000 – 2003.

James P. Boyce

President, Communications, Technology, Media, Entertainment and Canada Groups since December 1, 2007; President, Communications, Media and Entertainment Group, 2007; President, AT&T Group, 2005 – 2006; Senior Vice President, Customer Management Client Business Development, 2002-2005.

John E. Gibson

President, HR Management since September 1, 2007; Senior Vice President, HR Management Client Services, 2007; Senior Vice President, HR Management Global Operations, 2005 – 2007; Senior Vice President, HR Management Operations, Americas and India, 2004 – 2005; Executive Vice President, EPIX Holding Corporation, 2001-2004.

Jean-Hervè Jenn	President, Information Management International since August 1, 2007; President, EMEA, 2003 – 2007; Vice President at Goldman-Sachs, 2000-2003.

Robert A. Lento	President, Information Management since August 1, 2007; President, Communications, Technology, Automotive Group, 2003-2007; Senior Vice President, Global Information Management Sales, 2002-2003.

Name	Principal Occupation and Five-Year Employment History
Michael J. Betzer

Senior Vice President, Relationship Technology Management since May 19, 2008; Vice President, Customer Relationship Management Strategy, Oracle Corporation, 2006-2008; Vice President of OnDemand, Siebel 2004 – 2005; and Chief Executive Officer of Ineto, Inc. and Ineto Services, Inc. (1999 – 2004).

OFFEROR

Director

The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of the three directors of Offeror.

Name	Principal Occupation and Five-Year Employment History
Earl C. Shanks	Chief Financial Officer since November 13, 2003; Senior Vice President and Chief Financial Officer of NCR Corporation, 2001-2003.

David F. Dougherty

President and Chief Executive Officer since April 17, 2007; President and Chief Operating Officer, 2005-2007; Executive Vice President, Global Information Management, 2003-2005; Chief Development Officer of Convergys, 2000-2003.

Michael J. Betzer

Senior Vice President, Relationship Technology Management since May 19, 2008; Vice President, Customer Relationship Management Strategy, Oracle Corporation, 2006-2008; Vice President of OnDemand, Siebel 2004 - 2005; and Chief Executive Officer of Ineto, Inc. and Ineto Services, Inc. (1999 - 2004).

Executive Officers

The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each executive officer of Offeror. Unless otherwise indicated, each executive officer has been so employed for a period in excess of five years. Unless otherwise indicated below, each occupation set forth opposite each person refers to employment with Convergys, the business address of each of these individuals is c/o Convergys, at 201 East Fourth Street, Cincinnati, Ohio 45202, and each of these individuals is a citizen of the United States of America.

Name	Principal Occupation and Five-Year Employment History
Michael J. Betzer

Senior Vice President, Relationship Technology Management since June 4, 2008; Vice President, Customer Relationship Management Strategy, Oracle Corporation, 2006-2008; and Vice President of Product Management, Siebel, 2004 – 2006.

Timothy Wesolowski

Senior Vice President, Controller and Treasurer since December 5, 2007; Senior Vice President and Controller, 2005-2007: Vice President and Treasurer, 2004 – 2005; Director of Finance/Group Controller, Fiberglass-Composite Pipe Group of Ameron International, 2002-2004.

Karen R. Bowman	General Counsel and Corporate Secretary since September 1, 2007; President, Human Resource Management, 1999-2007.

Facsimile copies of Letters of Transmittal, properly completed and duly executed, will be accepted. The appropriate Letter of Transmittal, the Share Certificates and any other required documents should be sent or delivered by each Intervoice shareholder or the Intervoice shareholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer to Purchase is:

By Mail:	By Overnight Courier:

Computershare c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	Computershare c/o Voluntary Corporate Actions 250 Royall Street Canton, MA 02021

You may direct questions and requests for assistance to the Information Agent at its address and telephone number set forth below. You may obtain additional copies of this Offer to Purchase, the related Letter of Transmittal and other tender offer materials from the Information Agent as set forth below, and they will be furnished promptly at Convergys’ expense. You also may contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

199 Water Street, 26th Floor

New York, NY 10038

Banks and Brokers call: 212-440-9800

All Others Call Toll-Free: 888-201-2098